Exhibit 2.1

Certain information in this document has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been indicated by asterisks [***], and the omitted text has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

by and among

MIAMED, INC.,

AMICUS THERAPEUTICS, INC.,

MINERVAS MERGER SUB, INC.

and

MM STOCKHOLDERS REPRESENTATIVE LLC, solely in

its capacity as the Stockholders Representative

July 5, 2016

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33

3.01	Organization and Power	33
3.02	Authorization	33
3.03	No Violation	33
3.04	Governmental Consents	33
3.05	Brokerage	34
3.06	Purpose	34
3.07	Parent SEC Documents; Parent Financial Statements	34
3.08	Parent Common Stock	34
3.09	Financing	35
3.10	Exclusivity of Company Representations; No Reliance; Forward-Looking Information	35

ARTICLE IV COVENANTS OF THE COMPANY		35

4.01	Conduct of the Business	35
4.02	Access to Books and Records	35
4.03	Exclusive Dealing	38
4.04	Stockholder Consent	38
4.05	Consents	38
4.06	Termination of Company Investor Rights	39
4.07	Investor Questionnaires	39

ARTICLE V ADDITIONAL COVENANTS		39

5.01	Indemnification of Officers and Directors of the Company	39
5.02	Efforts to Consummate	40
5.03	Notification	40
5.04	Registration of Merger Shares	41
5.05	NASDAQ Listing	43
5.06	Adoption by Parent	43
5.07	Tax Matters	43

ARTICLE VI CONDITIONS TO CLOSING		45

6.01	Conditions to Parent’s and Merger Sub’s Obligations	45
6.02	Conditions to the Company’s Obligations	46

ARTICLE VII INDEMNIFICATION		47

7.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	47
7.02	Indemnification for the Benefit of Parent Indemnified Parties	48
7.03	Indemnification by Parent for the Benefit of the Stockholders	49
7.04	Limitations on Indemnification	49
7.05	Indemnification Procedures for Direct Claims	50
7.06	Indemnification Procedures for Third Party Claims	51
7.07	Set-off Right	52
7.08	Other	52
7.09	Sole and Exclusive Remedy	52
7.10	Tax Treatment	53

ARTICLE VIII TERMINATION		53

8.01	Termination	53
8.02	Effect of Termination	54

ARTICLE IX ADDITIONAL COVENANTS		54

9.01	Stockholders Representative	54
9.02	Waiver of Conflicts Regarding Representation	56

ARTICLE X DEFINITIONS		56

10.01	Definitions	56
10.02	Other Definitional Provisions	65
10.03	Cross-Reference of Other Definitions	65

ARTICLE XI MISCELLANEOUS		67

11.01	Press Releases and Communications	67
11.02	Expenses	67
11.03	Notices	67
11.04	Assignment	69
11.05	Severability	69
11.06	Interpretation	69
11.07	Construction	70
11.08	Amendment and Waiver	71
11.09	Complete Agreement	71
11.10	Third Party Beneficiaries	71
11.11	Waiver of Trial by Jury	71
11.12	Delivery by Facsimile or Email	71
11.13	Counterparts	72
11.14	Governing Law	72
11.15	Jurisdiction	72
11.16	Remedies Cumulative	72
11.17	Specific Performance	72

INDEX OF EXHIBITS

Exhibit A	Form of Stockholder Written Consent

Exhibit B	Form of Joinder Agreement

Exhibit C	Form of Services Agreement

Exhibit D	Form of Non-Competition Agreement

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of Letter of Transmittal

Exhibit G	Form of Lock-Up Agreement

Exhibit H	Key Stockholder

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2016, is made by and among MiaMed, Inc., a Delaware corporation (the “Company”), Amicus Therapeutics, Inc., a Delaware corporation (“Parent”), Minervas Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and MM Stockholders Representative LLC, a Delaware limited liability company (the “Stockholders Representative”), solely in its capacity as the representative for the Stockholders and only for the purposes expressly provided herein and for no other purpose.  Parent, Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholders Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the boards of directors of the Company, Parent and Merger Sub have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (as defined below), upon the terms and subject to the conditions set forth herein.

WHEREAS, the boards of directors of the Company and Merger Sub have each determined (i) that the Merger is advisable and in the best interests of such corporation and its respective stockholders and (ii) to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, the holders of a type and number of shares of Company Stock sufficient to adopt and approve this Agreement and approve the Merger as required under applicable law, the Organizational Documents of the Company, and any applicable agreements between the Company, on the one hand, and any Stockholder, on the other hand (the “Stockholder Consent”) are executing and delivering written consents, in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Stockholders shall also have executed and delivered joinder agreements in the form attached hereto as Exhibit B (the “Joinder Agreements”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Key Stockholder has entered into a services agreement in the form attached hereto as Exhibit C (the “Services Agreement”) and a non-competition and non-solicitation agreement in the form attached hereto as Exhibit D (the “Non-Competition Agreement”) with Parent, in each case, dated as of the date hereof, to be effective as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01                        The Merger.

(a)                                 Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b)                                 At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit E hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

(c)                                  From and after the Effective Time, the Surviving Corporation shall succeed to all the property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02                        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, Suite 200, San Diego, California 92130 at 10:00 a.m. local time on the first (1st) Business Day following the full satisfaction or due waiver of all of the closing conditions set forth in Article VI hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Parent and the Stockholders Representative.  The date upon which the Closing occurs is referred to herein as the “Closing Date.”

1.03                        Organizational Documents.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and the DGCL, subject to Section 5.01; provided, however, that at the Effective Time, ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is MiaMed, Inc.” and (b) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.

1.04                        Directors and Officers.  From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each such initial directors and initial officers to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time.

1.05                        Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing:

(a)                                 Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished and automatically converted into a right to receive the Per Share Consideration.

(b)                                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished and automatically converted into a right to receive the Per Share Consideration.

(c)                                  Each share of Company Common Stock and each share of Company Preferred Stock, if any, held immediately prior to the Effective Time by Parent, Merger Sub or the Company (including shares held in treasury) shall be canceled and extinguished and no payment shall be made with respect thereto (collectively, the “Cancelled Shares”).

(d)                                 Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e)                                  Notwithstanding anything contained herein to the contrary, any Stockholder that is unable to deliver an accredited investor certificate with its Letter of Transmittal (as defined below) certifying such Stockholder’s status as an Accredited Investor may receive, at Parent’s election, its portion of the Merger Consideration otherwise payable hereunder in shares of Parent Common Stock in cash.

(f)                                   Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and no certificates for any such fractional shares shall be issued hereunder.  In lieu thereof, each Stockholder which would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Closing Date Price.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of Parent Common Stock issuable in the Merger exceed 19.9% of the number of shares of Parent Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon); provided, however, that nothing contained in the foregoing shall limit Parent’s obligations to pay the aggregate Merger Consideration.

1.06                        Surrender of Certificates.

(a)                                 American Stock Transfer & Trust Company, LLC shall act as exchange agent (the “Exchange Agent”) for the Merger.  Parent shall be responsible for all fees and expenses of the Exchange Agent.

(b)                                 On the Closing Date, Parent shall (i) deliver to the Exchange Agent for exchange and payment in accordance with this Article I shares of Parent Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.05, payable pursuant to the provisions of this Article I, in each case, in accordance with the provisions of a an exchange agent agreement to be executed at the Effective Time in forms reasonably acceptable to the Stockholders Representative, and (ii) deliver to the Stockholders Representative an amount of cash in U.S. dollars equal to the Stockholders Representative Holdback Amount.  Parent shall cause the Exchange Agent to make such payments of cash and shares of Parent Common Stock to the Stockholders in accordance with the terms of this Article I.

(c)                                  At the Effective Time, (i) all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, (ii) no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of the Company Stock (a “Certificate”) shall have any rights as a stockholder of the Company and (iii) each Certificate (x) representing any outstanding shares of Company Stock shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement and (y) representing any Dissenting Shares shall thereafter represent only the right to receive the payments described in Section 1.10.

(d)                                 Promptly after the Effective Time (and in any event within two (2) Business Days after the Closing Date), Parent shall cause the Exchange Agent to mail to each Stockholder of record immediately prior to the Effective Time (i) a letter of transmittal in the form of Exhibit E attached hereto (the “Letter of Transmittal”) specifying that delivery shall be deemed to have occurred, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, (ii) an Investor Questionnaire (to the extent a completed and executed Investor Questionnaire has not been received by the Company prior to the Closing), (iii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration to which such holder may be entitled pursuant to Section 1.05 hereof, and (iv) a lock-up agreement (the “Lock-Up Agreement”) in the form attached hereto as Exhibit F.  Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, together with such Letter of Transmittal, Investor Questionnaire and Lock-Up Agreement, each duly executed and completed in accordance with the instructions thereto, Parent shall cause to be paid to the applicable Stockholder a payment of the applicable amount of Merger Consideration provided in Section 1.05 with respect to such Certificate (or affidavits of loss in lieu thereof) and the Certificate so surrendered shall forthwith be cancelled; provided, however, that in any instance where an Investor Questionnaire of Stockholder reflects that such holder is not an Accredited Investor, such holder shall not be entitled to any Merger Shares, unless otherwise determined by Parent and payment of the Merger Consideration to such Stockholder shall be made entirely in cash.  Parent shall, as promptly as practicable after receipt of each properly surrendered Certificate (or affidavits of loss in lieu thereof), cause the Exchange Agent to (i) make the payment of the applicable amount of the Closing Merger Consideration provided in Section 1.05 to the applicable Stockholder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate (or affidavit of loss in lieu thereof), and (ii) issue to such Stockholder the Closing Merger Shares representing that portion of the Closing Merger Consideration to which such Stockholder is entitled pursuant to the Merger Consideration Spreadsheet.  To each holder of a properly surrendered Certificate (or affidavit of loss in lieu thereof), at the time and in the manner set forth in Section 1.08, Parent shall cause the Exchange Agent to (i) pay the applicable amount of the Milestone Consideration provided in Section 1.08 to such holder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate, and (ii) issue to such Stockholder any shares of Parent Common Stock representing that portion of the Milestone Consideration to which such Stockholder is entitled pursuant to Section 1.08.  Until so surrendered, each outstanding Certificate that prior to the Effective

Time represented shares of Company Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive a payment of the applicable amount provided in Section 1.05.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 1.06.  No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates.  If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax was paid or is not applicable.

(e)                                  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time on the records of the Company.  After the Effective Time, no transfer of Company Stock shall thereafter be made on the stock transfer books of the Surviving Corporation or otherwise.  From and after the Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws.  If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration.

(f)                                   Any portion of the funds received by the Exchange Agent (including the proceeds of any investments thereof) which remains unclaimed by the Company Stockholders for one (1) year after the date of payment to the Exchange Agent shall be delivered to the Surviving Corporation.  Any Stockholder that has not theretofore surrendered any Certificate (or affidavit of loss in lieu thereof) and submitted a Letter of Transmittal, Investor Questionnaire and a Lock-Up Agreement, as applicable, in accordance with the requirements set forth therein and in this Article I, or otherwise received any portion of the Merger Consideration due and payable to such Stockholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration upon due surrender of any applicable Certificate (or affidavits of loss in lieu thereof).

1.07                        Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such record holder, Parent shall cause the Exchange Agent to pay to the record holder of such Certificate the applicable payment of the applicable amounts of the Merger Consideration provided in Section 1.05 to be paid in respect of the shares represented thereby upon due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to this Agreement; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to such Certificate, but shall not require the posting of any bond with respect thereto.

1.08                        Milestone Consideration.

(a)                                 Definitions.  The following defined terms used in this Section 1.08 shall have the following meanings:

(i)                                     “Annual Net Sales” means the total Net Sales of Products sold by Parent, its Affiliates and/or its Product Transferees in a particular calendar year.

(ii)                                  “Commercially Reasonable Efforts” means the expenditure of efforts and resources, consistent with the exercise of reasonable business judgment and comparable with that of the internal programs of Parent and its Affiliates (taken as a whole) for bio pharmaceutical products at a similar stage of development and with similar commercial and market potential taking into account all relevant circumstances at the time, including:  efficacy, safety, and stage of development or product life; the expected and actual competitiveness of alternative products sold by third parties in the marketplace; the expected and actual Product profile and approved labeling; the expected and actual patent and other proprietary position of the Product; the nature and extent of market exclusivity, including regulatory or data exclusivity; the likelihood and cost of obtaining Marketing Approval given the regulatory structure involved; and the expected and actual profitability of the Product; and other conditions then prevailing.

(iii)                               “Commercial Milestone” means any of the Milestone events specified in Section 1.08(b)(ii) and “Commercial Milestones” means such Milestone events collectively.

(iv)                              “Compound” means those certain compounds [***].

(v)                                 “Efforts Period” means the period from the Closing Date until [***].

(vi)                              “Field” means the treatment of cyclin-dependent kinase-like 5 (or CDKL5) disorder.

(vii)                           “Filing” of a Marketing Approval Application shall be deemed to occur on the date of receipt of written notice of acceptance from the FDA or other relevant Regulatory Authority of such Marketing Approval Application for substantive review.  With respect to a Major European Market, such acceptance shall occur upon either (a) validation of the filing of such Marketing Approval Application under the European centralized procedure, as demonstrated by (i) the issuance by the EMA of a written notice of a positive validation outcome of such Marketing Approval Application or (ii) the start of the procedure for review of such Marketing Approval Application by the Committee for Medicinal Products for Human Use (CHMP) (i.e., the initiation of scientific evaluation of such Marketing Approval Application by the CHMP), whichever of (i) or (ii) occurs first; or (b) if the centralized European filing procedure is not used, the filing and acceptance for review of such Marketing Approval Application in such Major European Market.

(viii)                        “Initiated” or “Initiation,” with respect to a clinical trial, means the administration of the first dose to the first patient in a clinical trial that is permitted by the FDA or other applicable Regulatory Authority.

(ix)                              “Major European Market” means the United Kingdom, France, or Germany.

(x)                                 “Net Sales” means the [***].

(xi)                              “Parent Senior Management” means Parent’s senior leadership team consisting of its [***].

(xii)                           “Parent Stock Value” means, in the case of any Milestone Payment with respect to the achievement of the applicable Milestone, the average of the closing sale prices per share of Parent Common Stock as reported on the Nasdaq Global Market (or other national exchange upon which the Parent Common Stock is then listed) for the five (5) trading days immediately preceding the date such Milestone is achieved.  In the event that the (i) Parent Common Stock is no longer listed on Nasdaq Global Market or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent or otherwise) and (ii) the common stock of Parent’s acquirer or successor-in-interest is listed on Nasdaq Global Market or another national exchange and (A) such acquirer or successor-in-interest is eligible to use a Form S-3 Registration Statement or (B) the Milestone Consideration Shares that may be issued by such acquirer or successor-in-interest are eligible for sale under Rule 144 of the Securities Act (other than due to a holder thereof constituting an affiliate (as defined in Rule 144 of the Securities Act) of such acquirer or successor-in-interest), then such common stock shall be deemed to be Parent Common Stock for the purposes of this Agreement, including calculating the Parent Stock Value.

(xiii)                        “Phase II Clinical Trial” means a human clinical trial conducted on patients with the disease being studied for the principal purpose of achieving a preliminary determination of efficacy and/or a preliminary establishment of appropriate dose range, as further described in 21 C.F.R. §312.21(b) or its successor regulation, including any equivalent clinical trial conducted in any country other than the United States.

(xiv)                       “Phase III Clinical Trial” means a human clinical trial conducted on human study subjects, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in 21 C.F.R. §312.21(c), which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of a Marketing Approval Application for the indication being studied, including any equivalent clinical trial conducted in any country other than the United States.

(xv)                          “Product” means any [***].

(xvi)                       “Product Transferee” means any successor of Parent or any of its Affiliates, and/or any other Person who obtains from Parent or an Affiliate of Parent, any rights to develop and/or commercialize the Compound and/or Product in a particular field or territory, whether by assignment, license, sublicense or any other grant or transfer of rights.

(xvii)                    “Valid Claim” shall mean a claim of an issued patent or pending patent application that: (a) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.  Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within seven (7) years after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to paragraphs (a) and (b) above).

(b)                                 Milestone Payments.  Parent shall pay (or cause to be paid) to the Stockholders, in accordance with and subject to the terms of this Section 1.08 (including Section 1.08(c)(iv)) and Section 7.07, the following payments (each, a “Milestone Payment”) upon the achievement of the following milestone events by Parent, or any of its Affiliates or Product Transferees after the Closing Date (each, a “Milestone”):

(i)                                     Development Milestones.

(1)                                 a payment of [***] upon the [***] (the “First Clinical Milestone”);

(2)                                 a payment of [***] upon the [***] (the “Phase II Milestone”);

(3)                                 a payment of [***] upon the first to occur of [***] (the “Phase III Milestone”);

(4)                                 a payment of [***] upon receipt of [***] whichever occurs first (the “First Approval Milestone”);

(5)                                 a payment of [***] upon receipt of [***] (the “Second Approval Milestone”);

(ii)                                  Commercial Milestones.

(1)                                 a payment of [***] upon Annual Net Sales of the Product first exceeding [***] (the “First Commercial Milestone”);

(2)                                 a payment of [***] upon Annual Net Sales of the Product first exceeding [***] (the “Second Commercial Milestone”);

(3)                                 a payment of [***] upon Annual Net Sales of the Product first exceeding [***] (the “Third Commercial Milestone”).

For the avoidance of doubt, each Milestone may be achieved only once and each Milestone Payment may be paid only one time, if at all.  If, upon the first achievement of the Phase II Milestone or the Phase III Milestone, any preceding Milestone Payment(s) corresponding to the First Clinical Milestone and/or Phase II Milestone have not been paid, then the Milestone Payment(s) corresponding to the First Clinical Milestone and/or Phase II Milestone, as applicable, shall become due and payable to the Stockholders upon achievement of the Phase II Milestone or Phase III Milestone, as applicable.  If, upon the first achievement of the First Approval Milestone or the Second Approval Milestone, any preceding Milestone Payment(s) corresponding to the First Clinical Milestone, the Phase II Milestone, and/or the Phase III Milestone have not been paid, then such unpaid Milestone Payments corresponding to the First Clinical Milestone, Phase II Milestone, and/or Phase III Milestone, as applicable, shall become due and payable to the Stockholders upon achievement of the First Approval Milestone or Second Approval Milestone, as applicable.  If, upon the first achievement of the Second Commercial Milestone or the Third Commercial Milestone, any preceding Milestone Payment(s) corresponding to the First Commercial Milestone and/or the Second Commercial Milestone have not been paid, then such unpaid Milestone Payments corresponding to the First Commercial Milestone, the Second Commercial Milestone and/or the Third Commercial Milestone, as applicable, shall become due and payable to the Stockholders upon achievement of the Second Commercial Milestone or the Third Commercial Milestone, as applicable.

(c)                                  Payment of Milestone Payments.

(i)                                     Form of Payment.  Any Milestone Payment shall be payable at Parent’s sole election in cash, in shares of Parent Common Stock based on the Parent Stock Value, or a combination of both; provided, however, that, at the time such applicable Milestone Payment becomes payable, (i) in the event that (A) the Parent Common Stock is no longer listed on the Nasdaq Global Market or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent, Parent effecting a going-private transaction or otherwise) or (B) (1) Parent ceases to be eligible to use a Form S-3 Registration Statement and (2) such Parent Common Stock ceases to be eligible to be sold by a Stockholder under Rule 144 of the Securities Act (other than due to such Stockholder constituting an affiliate (as defined in Rule 144 of the Securities Act) of Parent), Parent (or its successor) shall pay such Milestone Payment in cash, and (ii) in the event that any Milestone Payment becomes due [***] and Parent elects to pay all or any portion of such Milestone Payment in shares of Parent Common Stock, Parent (or its successor) shall satisfy such Parent Common Stock portion of such Milestone Payment [***].  Notwithstanding the foregoing sentence, any Stockholder that is unable to deliver an accredited investor certificate with its Letter of Transmittal certifying such Stockholder’s status as an Accredited Investor may receive, at Parent’s election, its portion of any

Milestone Payment in cash entirely (with respect to any such portion that would have otherwise been satisfied through the issuance of shares of Parent Common Stock).  Parent acknowledges and agrees that, with respect to any Milestone Consideration Shares received by a Stockholder, for so long as such Stockholder is not an affiliate (as defined in Rule 144 of the Securities Act) of Parent at the time of issuance thereof, Parent will reasonably cooperate in order to facilitate the removal of any legends or similar restrictions on transfer pursuant to Rule 144 under the Securities Act.

(ii)                                  Notice of Achievement.  Parent shall notify Stockholders Representative in writing of the achievement of each Milestone Event by Parent, its Affiliate, or a Product Transferee within ten (10) Business Days after the date of achievement of such Milestone (each, a “Milestone Notice”).

(iii)                               Delivery of Milestone Payments.  Subject to the provisions of this Section 1.08(c), on or prior to the [***] following the delivery by Parent of the Milestone Notice related to the achievement of any Milestone, Parent shall deliver, or cause to be delivered, to each of the Stockholders that portion of the applicable Milestone Payment for such Milestone allocated to such Stockholder pursuant to Section 1.05.  Parent and the Surviving Corporation shall be entitled to rely entirely upon the Consideration Spreadsheet with respect to the allocation of the Milestone Payment to the Stockholders and neither the Stockholders Representative nor any Stockholder shall be entitled to make any claim in respect of the allocation of such Milestone Payment made by Parent to or for the benefit of any Stockholder to the extent that such Milestone Payment is made in a manner consistent with the Consideration Spreadsheet.

(iv)                              Adjustments.

(1)                                 In the event Parent, or any of its Affiliates or Product Transferees, is required to pay to a third party any amounts under agreements for patent rights or other intellectual property or technology reasonably required for a Product and/or the development, manufacture, use, sale and/or offer for sale thereof (excluding any amounts payable to [***] under the [***] License Agreement) (“Third Party Payments”), Parent shall be entitled to deduct [***] of such Third Party Payments from the Milestone Payments payable to the Stockholders pursuant to Section 1.08(b)(ii) above in respect of Commercial Milestones; provided, however, that the aggregate Milestone Payments payable in respect of the Commercial Milestone Payments shall in no event be reduced by more than [***] of the amount that would otherwise be payable to the Stockholders pursuant to Section 1.08(b)(ii) above in respect of the Commercial Milestones.  Parent shall notify the Stockholders Representative in the applicable Milestone Report described in Section 1.08(e) below of Parent’s entry into any Contract providing for Third Party Payments during the period covered by such Milestone Report.

(2)                                 In the event Parent pays (or causes to be paid) to [***] any amounts under the [***] License Agreement (under the terms thereof in effect immediately prior to the Closing) in connection with the achievement of a milestone that is equivalent to a Milestone described in Section 1.08(b)(i) above (each, a “[***] Milestone Payment”), the corresponding Milestone Payment payable to the Stockholders pursuant to Section 1.08(b)(i) above in respect of each such Milestone shall be reduced by the amount of the corresponding [***] Milestone Payment.

(3)                                 [***].

(d)           Parent Obligations.

(i)            Commercially Reasonable Efforts.  During the Efforts Period, Parent shall, directly and/or through its Affiliates and/or Product Transferees, use Commercially Reasonable Efforts to develop at least [***] for use in the Field in the United States and the Major European Markets.  Notwithstanding the foregoing, for the avoidance of doubt: (A) activities performed by or on behalf of Parent’s Affiliates, and/or any Product Transferees and/or other contractors engaged by Parent (or any of its Affiliates or Product Transferees, as the case may be), shall be deemed to be activities performed by Parent for the purposes of assessing Parent’s fulfillment of its obligations under the preceding sentence to use Commercially Reasonable Efforts; (B) the obligations to use Commercially Reasonable Efforts set forth in this Section 1.08(d)(i) shall not be deemed a representation, warranty, or guarantee that any Milestone will be achieved; (C) subject to Section 1.08(f)(ii) below, Parent and the Surviving Corporation shall have sole discretion over all matters relating to the Compound and Product after the Effective Time, including, but not limited to, any research, development, manufacturing, commercialization, clinical trial design, site selection, regulatory, quality standards, legal, intellectual property rights, marketing, licensing and sales decisions relating to the Compound and Product; and (D) neither Parent nor the Surviving Corporation owes any fiduciary duty or express or implied duty to any Stockholder, and Parent hereby disclaims (on behalf of itself and its Affiliates and Product Transferees), and the Stockholders Representative (on behalf of the Stockholders) hereby irrevocably waives, any obligations with respect to development, seeking Marketing Approval for, or commercialization of, the Compound and/or Product, or the achievement of any of the Milestones, whether arising under applicable Law or otherwise, except for the obligation to use Commercially Reasonable Efforts set forth in the first sentence of this Section 1.08(d)(i) above.

(ii)           Safe Harbor.  Notwithstanding anything to the contrary in this Agreement, Parent shall be deemed to have satisfied all of its obligations under Section 1.08(d)(i) and Parent (and its Affiliates and Product Transferees) shall be released from all such obligations under Section 1.08(d)(i), if Parent (directly and/or through its Affiliates and/or Product Transferees) shall have expended a minimum of [***], in the aggregate (the “Aggregate Expense Safe Harbor Amount”), to support the development (including manufacturing and/or process development) of the Compound and Product; provided, however, that for the avoidance of doubt, (A) amounts expended (as further described in sub-clause (B) below) by Parent’s Affiliates and/or by any Product Transferee in support of the development (including manufacturing and/or process development) of the Compound and Product shall be included in the calculation of expenditures for the purposes of determining whether the Aggregate Expense Safe Harbor Amount has been achieved, and (B) the expenses of Parent (and/or its Affiliates and/or Product Transferees) that shall count towards the Aggregate Expense Safe Harbor Amount shall only be [***].  For the avoidance of doubt, the Aggregate Expense Safe Harbor Amount shall not include any Milestone Payments or other payments made to the Stockholders pursuant to this Agreement.  The provisions of this Section 1.08(d)(ii) are intended to represent one means by which Parent may demonstrate satisfaction of the obligation to use Commercially Reasonable Efforts under Section 1.08(d)(i) above, but are not intended to be the exclusive means of demonstrating such compliance, and such provisions are not intended to establish a “minimum” standard of performance, or otherwise require such efforts or expenditure.

(e)           Milestone Report; Other Notices.  Commencing with calendar year 2017 and for each calendar year thereafter until [***], Parent shall provide (or cause to be provided to) the Stockholders Representative with a report (each, a “Milestone Report”), within [***] following the end of the applicable calendar year, summarizing Parent’s (and/or if applicable, its Affiliates’ and/or Product Transferees’) progress towards the achievement of the Milestone Events set forth in Section 1.08(b)(i)above during the immediately preceding calendar year (including, if applicable, providing notification of Parent’s entry into any Contracts providing for Third Party Payments in accordance with Section 1.08(c)(iv)); it being understood that the foregoing reporting obligations may be satisfied by Parent providing to the Stockholders Representative a copy of or access to Parent’s Form 10-K filing with the SEC (or equivalent annual filing with the SEC) for the applicable calendar year, so long as such Form 10-K filing with the SEC (or equivalent annual filing with the SEC) contains a description of such progress that is substantially similar in detail and scope to that contained in Parent’s 10-K for the year ended December 31, 2015 for each product at a similar stage of development to the Product.  If the Efforts Period expires and/or the Aggregate Expense Safe Harbor Amount is achieved, Parent (or its designee) may also notify Stockholders Representative in writing of such event; provided, however, that the failure to provide such a notice shall not be, nor be construed to be, evidence that the Efforts Period has not expired nor that the Aggregate Expense Safe Harbor Amount has not be achieved.  From and after the Closing Date, at least once in each successive twelve (12) month period following the Closing Date until the achievement of the Second Approval Milestone, at the Stockholders Representative’s written request, Parent shall make available appropriate Representatives in person or by phone for a meeting with Representatives of the Stockholders Representative in respect of the Milestone Report for the most recently completed twelve (12) month period.  In connection with the foregoing, upon the request of Parent, the Stockholders Representative agrees to, and agrees to cause its Representatives to, enter into a confidentiality agreement with Parent in a form reasonable acceptable to Parent with respect to any information delivered to it under this Section 1.08(e).

(f)            Abandonment and Discontinuation.

(i)            Milestone Abandonment.  Notwithstanding Section 1.08(f)(ii) below, in the event that the Parent Senior Management determines that a Milestone will not be achieved, Parent shall promptly notify the Stockholders Representative in writing of such determination (any such notice, a “Milestone Abandonment Notice”).  Upon the Stockholders Representative’s written request, Parent shall make available a Representative of Parent with direct responsibility for the development of the Product and such other of its employees as Parent may reasonably deem appropriate, who will respond to reasonable inquiries of the Stockholders Representative with respect to such Milestone Abandonment Notice.  The Milestone Abandonment Notice shall specify in reasonable detail the reasons the applicable determination was made.  The provisions of this Section 1.08(f)(i) shall not relieve Parent (or its Affiliate or Product Transferee, as the case may be) of its obligations pursuant to Section 1.08(d)(i) to the extent such obligations have not expired.

(ii)           Development Discontinuation.  In the event that: (A) the Parent Senior Management determines to discontinue all or substantially all development activities in connection with the Compound and Product, other than as a result of [***] or (B) there is a non-appealable arbitral or judicial determination that Parent has failed to comply with its obligations to use Commercially Reasonable Efforts as set forth in Section 1.08(d)(i) and Parent has failed to cure such non-compliance within [***] following such determination, then upon a written request by the Stockholders Representative and without limiting any other remedies available to the Stockholders under this Agreement, Parent shall, in good faith, consider engaging in discussions with the Stockholders Representative regarding a potential license or other transfer from Parent of all rights and assets pertaining to the Compound and Product (including, but not limited to, intellectual property, data, study and trial results, submissions to a Regulatory Authority, inventory, contractual rights and the like pertaining specifically to the Compound and Product) upon reasonable financial and other terms to be agreed (the “License Discussions”); provided, however, that in no event shall the License Discussions continue for a period longer than [***] following the date of such written request by Stockholders Representative under this Section 1.08(f)(ii), unless Parent and the Stockholders Representative otherwise mutually agree in writing to a longer period.  The Parties acknowledge and agree that this Section 1.08(f)(ii) does not, and is not intended to, obligate any party to enter into or consummate any license or transfer of rights with respect to the Compound and/or Product.

(iii)          Access to Data, Results.  In the event that: (A) the Parent Senior Management determines to discontinue development activities in connection with the Compound and Product for any reason and (B) Parent and the Stockholders Representative have entered into the License Discussions pursuant to Section 1.08(f)(ii) above, Parent shall provide the Stockholders Representative with the opportunity to review all clinical and preclinical data and results, as well as reports and summaries thereof, pertaining to the Compound and Product and that are controlled by Parent or one of its Affiliates or a Product Transferee, for the sole purpose of permitting the Stockholders Representative to conduct a due diligence review of the status of the development of the Compound and Product in connection with such License Discussions; provided, however, that Parent’s obligation to provide any information in accordance with this Section 1.08(f)(iii) shall be limited by applicable Law and any attorney-client privilege, attorney work product privilege, or any other legal privilege or protection applicable to such information.

(g)           Disposal Restrictions.  From and after Closing Date and until [***], neither Parent nor its Affiliates (including the Surviving Corporation) shall transfer, sell, license or assign, to any third Person who is not an Affiliate of Parent, all or substantially all of the rights pertaining to the Compound and Product, including as a part of a sale that includes all or substantially all of the assets of the Surviving Corporation or all of the equity interests of, or a merger with, the Surviving Corporation (a “Disposal Transaction”), unless the transferee, licensee or assignee, as applicable, of such transfer, sale, license or assignment (i) has the capabilities to develop and/or commercialize a biopharmaceutical product and (ii) assumes the obligations of Parent under this Section 1.08, including payment of the Milestone Payments (except to the extent previously paid), and, to the extent the stock of such transferee, licensee, or assignee is then listed and traded on the Nasdaq Global Market or another national exchange, can satisfy the following Sections 5.04 and 5.05; and Parent shall no longer remain responsible for the performance of such obligations. Notwithstanding the foregoing, a merger or consolidation, or acquisition by a third Person of all or any of the equity securities (or all or substantially all of the assets), of Parent (or of an acquirer of, or successor-in-interest to, Parent) shall not be a Disposal Transaction.

(h)           Milestone Payments Not Certain.  Without limiting Parent’s obligations under this Section 1.08 (including its obligation to use Commercially Reasonable Efforts under Section 1.08(d)(i) above), each of Parent, on the one hand, and the Company and the Stockholders Representative (on behalf of themselves and each of the Stockholders), on the other, hereby acknowledge that the achievement of any Milestone is uncertain and it is therefore not assured that Parent will be required to pay (or cause to be paid) any Milestone Payment at all if no Milestone Events described in Section 1.08(b) are achieved by Parent, or any of its Affiliates or Product Transferees.

(i)            Milestone Payments Not a Security.  The Parties do not intend the right of the Stockholders to receive any Milestone Payment to be a security.  Accordingly, the right of a Stockholder to receive any Milestone Payment (1) shall not be represented by a certificate, (2) does not represent an ownership interest in Parent or the Surviving Corporation, and (3) does not entitle a Stockholder to any rights common to equityholders of Parent or the Surviving Corporation, other than as expressly set forth herein.  The right of a Stockholder to receive Milestone Payments pursuant to this Agreement shall not be transferable without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, a Stockholder may transfer all or any of such rights (A) as a gift to any member of his or her family or to any trust or other entity for the benefit of any such family member of such Stockholder, so long as all of the equity interests of such trust or other entity are and in the future will be owned by such Stockholder and/or such Stockholder’s family; provided, however, that any such transferee shall agree in writing with Parent, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Milestone Payments, or (B) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Milestone Payments or (C) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Milestone Payments.  As used in this Section 1.08(i), the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister or domestic partner of a Person; any lineal ancestor or descendant, brother or sister of such Person’s spouse; any spouse of any lineal ancestor or descendant, brother or sister of such Person or such Person’s spouse; or any lineal ancestor or descendant of any brother or sister of such Person or such Person’s spouse.  Any attempted or purported transfer in violation of this Section 1.08(i) will be null and void.

1.09        Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Common Stockholder or Company Preferred Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the adoption of this Agreement, which Company Common Stockholder or Company Preferred Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Company Common Stockholder or Company Preferred Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the Merger Consideration to which the holder of such share of Company Stock would be entitled pursuant to Section 1.05 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL.  If any Dissenting Stockholder fails to perfect its appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the Merger Consideration referred to in Section 1.05.  Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Dissenting Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.  The Company shall give Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any Stockholder’s appraisal rights.

1.10        Consideration Spreadsheet.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which Consideration Spreadsheet shall be certified as complete and correct by the chief executive officer of the Company as of the Closing Date and which shall include, as of the Closing, all Stockholders and their addresses, the number and type of shares of capital stock of the Company held by such Stockholder, the respective certificate numbers, the date of acquisition of such shares, the aggregate per share class amount of Closing Merger Consideration payable to each such Stockholder, the maximum aggregate amount of Milestone Consideration payable to each such Stockholder, the Pro Rata Percentage applicable to each Stockholder, whether or not, to the knowledge of the Company, such Stockholder is an Accredited Investor or a Non-Accredited Investor.

1.11        Closing Payment Certificate.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Payment Certificate”), signed by its chief executive officer, certifying the Company’s good faith estimate of (a) Closing Date Indebtedness (such estimate, the “Estimated Closing Date Indebtedness”), (b) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”), and (c) Closing Cash (such estimate, “Estimated Closing Cash”), in each case, with such reasonably detailed documentation supporting each of such amounts as by Parent.  If prior to the Closing Date, Parent disputes all or any portion of the Closing Payment Certificate, an authorized officer of the Company and Parent shall promptly meet and seek in good faith to resolve the dispute(s) and if and to the extent that the Company and Parent are unable to resolve any such dispute(s), then the amount of the disputed item(s) so asserted by Parent shall be deemed to be the amount included as part of the Closing Payment Certificate for all purposes of this Agreement, including the calculation of the Closing Merger Consideration.

1.12        Final Calculations; Disputes.

(a)           As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Parent will deliver a reasonably detailed statement setting forth Parent’s calculations of the Closing Date Indebtedness, Unpaid Company Transaction Expenses and Closing Cash (the “Closing Statement”).  After delivery of the Closing Statement, the Stockholders Representative and its accountants shall be permitted reasonable access during normal business hours to review the Company’s books and records and any work papers (including any work papers of Parent’s and the Company’s accountants) related to the preparation of the Closing Statement, subject to such confidentiality restrictions as the accountants shall reasonably request.  The Stockholders Representative and its accountants may make reasonable inquiries of Parent, the Surviving Corporation and their accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use, and shall cause the Surviving Corporation to use, its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

(b)           If the Stockholders Representative has any objections to the Closing Statement, the Stockholders Representative shall deliver a written notice to Parent (the “Dispute Notice”) setting forth the basis for such objections in reasonable detail, including, to the extent practicable, (i) each item or amount on the Closing Statement to which the Stockholders Representative objects, and (ii) the Stockholders Representative’s calculation of each such objected item or amount.  If a Dispute Notice is not delivered to Parent within thirty (30) days after Parent’s delivery of the Closing Statement, the Stockholders Representative shall be deemed to have irrevocably consented to and accepted as final, on behalf of the Stockholders, the Closing Statement and the Closing Statement shall be final, binding and non-appealable by the Parties.  If a Dispute Notice is delivered to Parent within thirty (30) days after Parent’s delivery of the Closing Statement, the Stockholders Representative and Parent shall negotiate in good faith to resolve any objections set forth in the Dispute Notice, but if they do not reach a final resolution within thirty (30) days after the delivery of the Dispute Notice, the Stockholders Representative and Parent shall submit such dispute to Deloitte and Touche (the “Independent Accountant”).  If any dispute is submitted to the Independent Accountant, each of Parent and the Stockholders Representative will furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent

Accountant may reasonably request and are available to such Party or its accountants (including information of the Company) and each of Parent and the Stockholders Representative shall be entitled to present the Independent Accountant material relating to its determination of the Closing Statement and to discuss, whether or not in the presence of any other Party, its determination of the Closing Statement with the Independent Accountant.

(c)           The Independent Accountant shall resolve only those matters that remain in dispute after the thirty (30)-day resolution period.  It is the intent of Parent and the Stockholders Representative that the process set forth in this Section 1.12 and the activities of the Independent Accountant in connection herewith are not intended to be and, in fact are not, arbitration and that the Independent Accountant shall act solely as an auditor and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  The Stockholders Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all such disagreements as soon as practicable but in no event later than forty-five (45) days after submission of the disputed issues to the Independent Accountant.  The resolution of the dispute by the Independent Accountant shall be final, binding upon the Parties and non-appealable by either of the Parties.  The Closing Statement shall be modified if necessary to reflect the Independent Accountant’s determination.  The fees and expenses of the Independent Accountant shall be borne by Parent, on the one hand, and the Stockholders (in accordance with their respective Pro Rata Percentages), on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination is rendered on the merits of the matters submitted to the Independent Accountant.

1.13        Adjustments.

(a)           If the Closing Date Indebtedness, as finally determined pursuant to Section 1.12, is less than Estimated Closing Date Indebtedness, then the Stockholders shall be entitled to receive such deficiency amount in accordance with Section 1.13(d).  If the Closing Date Indebtedness, as finally determined pursuant to Section 1.12, is greater than the Estimated Closing Date Indebtedness, Parent shall be paid the amount of such excess in cash in U.S. dollars in accordance with Section 1.13(d).

(b)           If Unpaid Company Transaction Expenses, as finally determined pursuant to Section 1.12, are less than Estimated Unpaid Company Transaction Expenses, then the Stockholders shall be entitled to receive such deficiency amount in accordance with Section 1.13(d).  If Unpaid Company Transaction Expenses, as finally determined pursuant to Section 1.12, are greater than Estimated Unpaid Company Transaction Expenses, Parent shall be paid cash in U.S. dollars in the amount of such excess in accordance with Section 1.13(d).

(c)           If Closing Cash, as finally determined pursuant to Section 1.12, is greater than Estimated Closing Cash, then the Stockholders shall be entitled to receive such excess amount in accordance with Section 1.13(d).  If Closing Cash, as finally determined pursuant Section 1.12, is less than Estimated Closing Cash, Parent shall be paid cash in U.S. dollars in the amount of such excess in accordance with Section 1.13(d).

(d)           Without duplication, all amounts owed pursuant to Section 1.13 shall be aggregated, and the net amount (if any) owed by Parent to the Stockholders, on the one hand (any such amount, the “Closing Adjustment Surplus Amount”), or owed by the Stockholder to Parent, on the other hand (any such amount, the “Closing Adjustment Shortfall Amount”), is referred to as the “Final Adjustment Amount.”  In the event the Final Adjustment Amount constitutes a Closing Adjustment Shortfall Amount, the Stockholders shall severally and not jointly promptly pay Parent an amount equal to the Closing Adjustment Shortfall Amount on a pro rata basis based on each Stockholder’s respective Pro Rata Percentage.  A Stockholder may make such payment, at its election, in cash, by delivery to Parent of a shares of Parent Common Stock (such shares to be deemed to have a value equal to the Closing Date Price) or any combination of the foregoing.  In the event the Final Adjustment Amount constitutes a Closing Adjustment Surplus Amount, Parent shall promptly pay the Exchange Agent an amount in cash equal to the Closing Adjustment Surplus Amount, and the Exchange Agent shall promptly thereafter distribute such funds to the Stockholders pursuant to Section 1.05; provided, however, that any payments from Parent to any Stockholder shall be subject to the surrender and delivery of Certificates (or affidavits of loss in lieu thereof) in the manner set forth in Section 1.05.  Payment of the Final Adjustment Amount shall be made within five (5) Business Days after the last date of final determination pursuant to Section 1.12.

1.14        Withholding Rights.  Each Party hereto shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.15        Taking of Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article I and to vest the Surviving Corporation with full right, title and possession to all assets, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and shall take, all such necessary or desirable action, so long as such action is not inconsistent with this Agreement, and all such action as may be required by Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedules (whether in the appropriate section, subsection or subclause or in any other section, subsection or subclause to the extent that the relevance of such disclosure to such other section, subsection or subclause is reasonably apparent), as follows:

2.01        Organization and Power.

(a)           The Company is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (ii) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company has delivered to counsel for Parent a true and correct copy of the Organizational Documents of the Company.  Except as set forth in Section 2.01(a) of the Company Disclosure Schedules, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(b)           Section 2.01(b) of the Company Disclosure Schedules lists each state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts business as of the date hereof.

(c)           Section 2.01(c) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof.

2.02        Subsidiaries.  The Company does not have, and has never had, any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for any equity or ownership interest), whether direct or indirect, in any Person and is not, and has never been, a participant in any joint venture, partnership or similar arrangement and the Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.

2.03        Authorization; No Breach; Valid and Binding Agreement.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and, subject to the Stockholder Consent, to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, subject to the Stockholder Consent.  The affirmative vote or consent of (i) the Stockholders holding at least a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, and (ii) the Stockholders holding at least a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class, constitutes the requisite Stockholder Consent.  The board of directors of the Company has (i) unanimously resolved that the Merger is advisable and in the best interests of the Company and its Stockholders, and (ii) unanimously approved the Agreement and the Merger.

(b)           Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (A) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of any Organizational Documents of the Company, (B) violate or result in a breach of or constitute a violation or default under, or give any Person the right to terminate or modify, or require consent, waiver, approval or notice under, any Contract to which the Company is a party or by which it is bound or any Permit issued to the Company, (C) violate any Law to which the Company is subject, or (D) result in the creation or imposition of any Lien over any property or assets of the Company.

(c)           Section 2.03(c) of the Company Disclosure Schedules sets forth all necessary consents, waivers and approvals of parties to any Contracts to which the Company is a party (or the Company is otherwise bound) as are required thereunder in connection with the Merger.

(d)           This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity, rules of law affecting the availability of specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

2.04        Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, of which 1,074,175 shares are issued and outstanding and 333,333 authorized shares of Company Preferred Stock, all of which are designated as Series A Preferred Stock, of which 286,662 shares are issued and outstanding.

(b)           All the outstanding shares of Company Stock have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities Laws or pursuant to valid exemptions therefrom and were not issued in violation of the pre-emptive rights of any Person created by any Contract or applicable Law by which the Company was bound as the time of the issuance.  Except for any conversion privileges of the Company Preferred Stock or the rights provided pursuant to the Investor Rights Agreement (which agreement will terminate effective as of the Effective Time), there are no shares of Company Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Company Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing.  No Stockholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing.  There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

(c)           Section 2.04(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all issued and outstanding shares of capital stock of the Company, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held and, with respect to the Company Preferred Stock, the applicable conversion rate for each series of Company Preferred Stock.

(d)           Except as set forth in Section 2.04(d) of the Company Disclosure Schedules and except for conversion rights of the Company Preferred Stock, the Company has no commitment or obligation of any character (including pursuant to any Contract), either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company.  Except as set forth in Section 2.04(d) of the Company Disclosure Schedules, there are no securities of the Company (including any options or warrants) issued, reserved for issuance, or outstanding.

(e)           The Company has never adopted, sponsored or maintained any option plan, share purchase plan, or similar plan providing for the equity compensation of any Person.  There are no (and have never been any) outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(f)            There are no stockholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of capital stock of the Company to which the Company is a party.

(g)           There are no outstanding loans made by the Company to any Stockholder.

2.05        Financial Statements.  Section 2.05 of the Company Disclosure Schedules sets forth the Company’s (i) unaudited balance sheet as of March 31, 2016 (the “Latest Balance Sheet”) and the related statement of profit and loss for the three (3) month period then ended and (ii) unaudited balance sheet as of December 31, 2015 and the related income statement for the fiscal year ended December 31, 2015 (collectively, the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments which are not material in amount or significance in any individual case or in the aggregate.  The Company has not identified or been made aware of any (x) fraud, whether or not material, that involves the management of the Company in the preparation of the Financial Statements or (y) claim or allegation regarding any of the foregoing.

2.06        Absence of Certain Developments; Undisclosed Liabilities.

(a)           Since the date of the Latest Balance Sheet, (i) the Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) no Company Material Adverse Effect has occurred, and (iii) no actions have been taken that, if taken after the date hereof, would require the consent of Parent under Section 4.01.

(b)           The Company has no material Liabilities of a type required to be reflected in financial statements in accordance with GAAP, except for Liabilities (i) reflected in, reserved against or disclosed in the Latest Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet or (iii) which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.07        Real Property; Title of Properties.

(a)           The Company is not, and has never been, a party to any leases, licenses, subleases and occupancy agreements with respect to any real property (the “Leased Real Property”).

(b)           The Company does not own and has never owned any real property.

(c)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and tangible assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens (except for Permitted Liens).

2.08        Tax Matters.  Except as indicated on Section 2.08 of the Company Disclosure Schedules:

(a)           The Company has timely filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file), except for such Tax Returns as to which such failure to file would not be material.  All such Tax Returns are true, complete and accurate in all material respects.

(b)           The Company has timely paid all material Taxes required to be paid by it, whether or not reflected on any Tax Return.  The Company has withheld or collected from each payment made to each of its Employees, Stockholders and other third parties the amount of all material Taxes required to be withheld or collected therefrom including, but not limited to, federal income taxes, federal excise taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, and, to the extent required, has timely paid the same to the proper Governmental Entity.

(c)           There is no material Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax.  The Company is not the subject of a Tax audit or examination with respect to any material Taxes, nor has the Company been notified by a Governmental Entity in writing or otherwise become aware of any request for such an audit or other examination.  No material adjustment relating to any Tax Return filed by or with respect to the Company has been proposed by any Governmental Entity or any representative thereof, which proposal has not been resolved.

(d)           The Company does not have any material Liabilities for unpaid Taxes as of the date of the Latest Balance Sheet that have not been accrued or reserved on the Latest Balance Sheet, which otherwise comply with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109) and any other similar applicable rules, whether asserted or unasserted, contingent or otherwise.  The Company has not incurred any material Liability for Taxes since the date of the Latest Balance Sheet, other than in the ordinary course of business.

(e)           The Company has made available to Parent or its legal counsel or accountants copies of all income Tax Returns for the Company for all periods since January 1, 2014.

(f)            There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(g)           The Company (i) has never been a member of an Affiliated Group filing a consolidated federal (or similar combined or unitary state, local or foreign) income Tax Return, (ii) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (iii) does not have any liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract, by operation of law or otherwise and (iv) has never been a party to any joint venture, partnership or other agreement treated as a partnership for federal income Tax purposes.  For purposes of this representation, a Tax indemnification agreement or Tax allocation agreement is an agreement, other than a Material Contract listed on Section 2.09(a) of the Company Disclosure Schedules, the primary focus of which is indemnification for or allocation of Taxes.

(h)           The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(i)            The Company has not received a letter ruling from the Internal Revenue Service (or any equivalent ruling from a state, local or non-U.S. Tax authority).

(j)            No claim has been made to the Company (or, to the knowledge of the Company, to any Person) in writing by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by such jurisdiction.

(k)           The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)            The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(m)          The Company will not be required to include any income or gain in or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing, (iv) election under Section 108(i) of the Code made prior to Closing (or in the case of each of (i), (ii), (iii) and (iv), under any similar provision of other applicable Law), (v) installment sale or open transaction disposition consummated prior to the Closing or (vi) prepaid amount received prior to the Closing.

(n)           The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business, by virtue of being treated as a resident or by virtue of having a source of income in that country.

(o)           The Company is not, nor has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p)           The Company is not and has never been either a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q)           There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated in this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

2.09        Contracts and Commitments.

(a)           Section 2.09(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each of the following Contracts in effect on the date hereof to which the Company is a party or otherwise bound (any Contract of a nature described below to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)            any Contract or commitment that requires, or would reasonably be expected to result in, payments by the Company or its Subsidiaries, except for any such Contract or commitment that is cancelable without penalty, further payment or material liability upon notice of 30 calendar days or less;

(ii)           any Contract relating to the borrowing of money or extension of credit or to mortgaging, pledging or otherwise placing a Lien on any asset of the Company;

(iii)          any guaranty of any obligation for borrowed money or Contract containing any other guaranty or indemnification obligation;

(iv)          any Contract (other than any Contract for Standard Software and nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice) under which (A) the Company acquired ownership of any Owned Intellectual Property, (B) the Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property, (C) the Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property or (D) the Company is obligated to pay royalties to any Person for the right to use any Intellectual Property that is material to the business of the Company, as currently conducted or as contemplated to be conducted;

(v)           any Contract limiting in any respect the right of the Company to engage or participate, or compete with any Person, or solicit any Person, in any line of business, market or geographic area, or to make use of or to develop any Intellectual Property, or any Contract granting most favored nation or preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company to sell, develop, distribute or manufacture any product or to purchase or otherwise obtain any product, materials, components, parts or services;

(vi)          any Contract that requires a consent, or otherwise contains a provision relating to a “change of control,” that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(vii)         any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside of the ordinary course of business consistent with past practice;

(viii)        any collective bargaining Contract;

(ix)          any Employment Agreement or other Contract with an individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus (in cash or otherwise) to any Employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization;

(x)           any Contract that contains any redundancy, severance or termination pay or creates post-employment Liabilities;

(xi)          any Contract or plan, the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xii)         any partnership, collaboration, dealer, distribution, supply, procurement, agency, joint marketing, joint venture, strategic alliance, development or services Contract or any Contract which is or contains a power of attorney given by the Company;

(xiii)        any material transfer or “standstill” Contract;

(xiv)        any sales representative, manufacturing, distribution, agency or any other agreement granting any Person rights to manufacture, market, sell or distribute any product of the Company in any territory; and

(xv)         any settlement agreement or covenant not to sue.

(b)           The Company has made available to Parent a true and correct copy of all Material Contracts.  Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, on each other Person that is a party to such Material Contract and each Material Contract is in full force and effect, subject to the Enforceability Exceptions.

(c)           The Company has not violated or breached, or committed any default under, any Material Contract and, to the knowledge of the Company, no other Person has violated or breached, or committed any material default under, any Material Contract.  No event has occurred or condition exists that (with or without the giving of notice or with the lapse of time or both) will, or would reasonably be expected to: (i) result in a violation or breach by the Company of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material breach or material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.  The Company has not received any written notice from any Person regarding any actual or possible material violation or breach of, or default under, any Material Contract.

(d)           The Company has not waived any of its material current or future rights under any Material Contract.  The Company is not currently paying liquidated damages in lieu of performance under any Material Contract.

2.10        Intellectual Property.

(a)           All patents, registered trademarks, registered copyrights, registered domain names, and registrations and applications included in the Intellectual Property owned, licensed to the Company or used in the business of the Company as conducted by the Company (“Registered Intellectual Property”) are set forth on Section 2.10(a) of the Company Disclosure Schedules, including the owner of each such Registered Intellectual Property and (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date and any renewal date and (iv) for each registered copyrighted work, the number and date of registration, for each country, province and state in which a copyright application has been registered.  Section 2.10(a) of the Company Disclosure Schedules also sets forth any proceedings or actions before any court, tribunal or other Governmental Entity (including the U.S. Patent and Trademark Office (“USPTO”) or equivalent foreign authority) related to the Registered Intellectual Property that is owned by the Company or with respect to which the Company has the right to control filing, prosecution and/or maintenance of such Registered Intellectual Property, and any actions that must be taken within one hundred eighty (180) days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property that is owned by the Company or with respect to which the Company has the right to control filing, prosecution and/or maintenance of such Registered Intellectual Property, including the payment of any registration, maintenance, issue, annuities or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b)           To the knowledge of the Company, each item of Registered Intellectual Property is subsisting, valid and enforceable.  To the knowledge of the Company, all necessary registration, maintenance, issue, annuities and/or renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Intellectual Property.

(c)           The Company owns all Intellectual Property owned or purported to be owned by the Company that is used in the business of the Company as currently conducted free and clear of any Liens (the “Owned Intellectual Property”), or otherwise has a license to all Intellectual Property that is used in the business of the Company as currently conducted free and clear of any Liens (the “Licensed Intellectual Property”) that grants the Company the right to make such use of such Intellectual Property in the business of the Company as currently conducted and/or as currently contemplated to be conducted by the Company.

The representations and warranties made by the Company in this Section 2.10(c) do not cover any infringement, violation or misappropriation of Intellectual Property of any Person.

(d)           The Company has not received any written notice of any inventorship challenges or any interference having been declared or threatened with respect to any Owned Intellectual Property, and the Company does not have knowledge of a material fact that would reasonably be expected to result in any inventorship challenge or interference being declared or threatened with respect to any Owned Intellectual Property or Licensed Intellectual Property.

(e)           Excluding any issued patents and pending applications listed in Section 2.10(a) of the Company Disclosure Schedules and any published patents or published patent applications, published articles, or public disclosures, submitted to or cited by the USPTO during the prosecution of any issued patents or pending applications listed in Section 2.10(a) of the Company Disclosure Schedules, to the knowledge of the Company, there are no published patents, published patent applications, published articles, public presentations, or other public disclosures or information, that disclose a Compound described in Section 1.08 of the Company Disclosure Schedules (collectively “Prior Art”) and that would prevent the issuance of any pending patent application listed in Section 2.10(a) of the Company Disclosure Schedules, or any claim therein, or would reasonably be expected to render invalid or unenforceable any issued patent listed in Section 2.10(a) of the Company Disclosure Schedules or claim issuing from any pending patent application listed in Section 2.10(a) of the Company Disclosure Schedules when the Prior Art is considered alone or in combination with any patent(s), patent application(s), article(s), or other disclosure(s) or information that the Company has knowledge of.  To the knowledge of the Company and its attorneys and agents having a duty of candor under 37 C.F.R. § 1.56 with respect to any issued patent or pending patent application listed in Section 2.10(a) of the Company Disclosure Schedules, as of the date of this Agreement, the Company has disclosed to Parent or its counsel any published patents, published patent applications, published articles, public presentations, or other public disclosures or publicly available information that disclose a Compound described in Section 1.08 of the Company Disclosure Schedules.  To the knowledge of the Company, the Company and [***], and each of the Company’s and [***] respective attorneys and/or agents with responsibility for prosecution of such Patents in a particular jurisdiction, has complied with its duty of candor under 37 C.F.R. § 1.56 and has complied with analogous Laws, where applicable, in jurisdictions outside of the United States requiring disclosure of references or other information material to the patentability of or otherwise required or requested from any Governmental Entity in connection with the issued patents and pending applications listed in Section 2.10(a) of the Company Disclosure Schedules.

(f)            To the knowledge of the Company, the Company has not infringed, violated or misappropriated, and the Company is not currently infringing, violating or misappropriating, the Intellectual Property rights of any other Person, and the operation of the business of the Company as such business has been conducted and is currently is conducted, and the Compounds and Products have not, and do not, infringe, violate or misappropriate any Intellectual Property of any other Person.  Without limiting the generality of the foregoing:

(i)            no infringement, violation, misappropriation, or similar claim or Action is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and the Company has never received any notice requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action, nor is there any basis for any such claim or Action;

(ii)           the Company has never received any notice relating to any actual, alleged, or suspected infringement, violation, or misappropriation by the Company or any representative of the Company of any Intellectual Property of another Person, including, without limitation, any license offer, warning letter, entitlement request or other letter or communication suggesting or offering that, in view of the Company’s conduct of the business, the Company obtain a license to any Intellectual Property of a third party; and

(iii)          the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, violation, misappropriation, or similar claim.

(g)           No Owned Intellectual Property or, to the knowledge of the Company, Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, disclaimer or stipulation or Contract restricting in any material manner, the use, enforcement, transfer, or licensing thereof by the Company, or which may materially affect the validity, use or enforceability of such Owned Intellectual Property or Licensed Intellectual Property.  There is no Action pending nor, to the knowledge of the Company, threatened against the Company, and the Company has not received any written notice challenging the ownership of the Company in any Owned Intellectual Property.  All Owned Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any Person.

(h)           The Company takes commercially reasonable steps to maintain the confidentiality of its trade secrets and confidential information.  To the Company’s knowledge, none of the Company’s trade secrets or confidential information have been disclosed to any Person, except pursuant to written confidentiality obligations that are sufficient to maintain the confidentiality of the Company’s trade secrets and/or confidential information.  Without limiting the foregoing, the Company has required each Employee to execute (and each such Employee has executed) confidentiality and invention and intellectual property assignment agreements protecting such trade secrets and confidential information and obligating such Employee to assign to the Company all rights, title and interest in and to any Intellectual Property developed by such Employee in the course of his or her employment or work for the Company.  To the knowledge of the Company, no Person has (i) breached or violated any agreement with respect to maintaining the confidentiality of the Company’s trade secrets or confidential information nor (ii) engaged in an unauthorized use or made an unauthorized disclosure of any such trade secrets or confidential information.

(i)            Section 2.10(i) of the Company Disclosure Schedules lists any Contract (other than any Contract for Standard Software and nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice) under which (i) the Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property; (ii) the Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property or (iii) the Company is obligated to pay royalties to any Person for the right to use any third party Intellectual Property that is material to the business of the Company, as currently conducted and/or as currently contemplated to be conducted by the Company.  The [***] License Agreement (including, for clarity, the [***] License Amendment) and all such other Contracts are in full force and effect, valid and binding on the Company and, to the knowledge of the Company, any other Person that is party to the [***] License Agreement (including, for clarity, the [***] License Amendment) or any such other Contract, and neither the Company nor, to the knowledge of Company, any other Person who is party to the [***] License Agreement (including, for clarity, the [***] License Amendment) or any such other Contracts is in breach of any such Contract, and, to the knowledge of the Company, there is no dispute regarding the scope of any license granted under the [***] License Agreement (including, for clarity, the [***] License Amendment) or any such other Contract, or material obligation under the [***] License Agreement (including, for clarity, the [***] License Amendment) or such other Contract, including with respect to any payments to be made or received by the Company thereunder.  The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination or suspension of any license to Licensed Intellectual Property.  Following the Effective Time, Parent will be permitted to exercise all of the Surviving Corporation’s rights under all licenses to Licensed Intellectual Property (including the [***] License Agreement and the [***] License Amendment), to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.  Except as expressly provided in any Contract listed in Section 2.10(i) of the Company Disclosure Schedules, the Company is not currently a party to any Contract to indemnify any Person against any charge of infringement, misappropriation or other unlawful use of Intellectual Property.

(j)            Section 2.10(j) of the Company Disclosure Schedules sets forth a correct and complete list of all material Software owned, licensed to the Company or used in the business of the Company as currently conducted by the Company other than Standard Software (the “Proprietary Software”).  Except as set forth on Section 2.10(j) of the Company Disclosure Schedules, no Person has been granted any right to use any Proprietary Software.

(k)           To the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property are sufficient for the conduct of the business of the Company as currently conducted and/or as currently contemplated to be conducted by the Company and, to the knowledge of the Company, the

Company does not lack rights to any Intellectual Property necessary or otherwise material to the Company to conduct the clinical development of the Product as proposed by the Company to be conducted, except for Intellectual Property or Software that is generally commercially available.  The Company’s ability to use or otherwise exploit, including for purposes of the development of the Product, any Owned Intellectual Property and/or Licensed Intellectual Property, will not be altered, impaired, or otherwise affected by the transactions contemplated by this Agreement.  To the knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Owned Intellectual Property or any Licensed Intellectual Property.  All Owned Intellectual Property incorporated into or embodied in any product of the Company was developed solely by either (1) Employees of the Company acting during the term and within the scope of their employment or (2) by third parties who validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company in writing, and the Company obtained any third party consents required to effect such assignment.  To the knowledge of the Company, no Employee, contractor or consultant of the Company who was engaged in the development of any Intellectual Property incorporated or embodied in any Compound and/or Product of the Company, was an employee of, or engaging in services for, a third party during such time that he or she was engaged by the Company.  To the extent any such Intellectual Property is included in the Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entity.

(l)            No government funding, facilities of a university, college, other medical or educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property.  No current or former Employee of the Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such Employee was also performing services for the Company.  No university, college or other medical or educational institution or research center has any rights whatsoever in any Owned Intellectual Property.

2.11        Litigation.

(a)           There is no Action pending as of the date hereof, at Law or in equity, or before or by any Governmental Entity, or threatened in writing against the Company, or any of its officers or directors in its capacity as such.  The Company is not subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).  To the knowledge of the Company, there is no investigation or other proceeding pending or threatened in writing against the Company or any of its officers or directors in its capacity as such by or before any Governmental Entity.

(b)           There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened in writing, by the Company against any third party.

2.12        Governmental Consents.  Except for any applicable requirements of the HSR Act, if any, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.  No consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or any Related Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.

2.13        Employee Benefit Plans.

(a)           Except as set forth on Section 2.13(a) of the Company Disclosure Schedules, neither the Company nor any ERISA Affiliate has, or has ever had, any Company Employee Benefit Plan or any Employee Agreement, nor any plan or commitment to establish any new Company Employee Benefit Plan or Employee Agreement or to adopt or enter into any Company Employee Benefit Plan or Employee Agreement.  Except as set forth on Section 2.13(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has, or has ever had, any Employees.

(b)           Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

2.14        Insurance.  Section 2.14 of the Company Disclosure Schedules lists each insurance policy maintained by the Company.

2.15        Compliance with Laws.

(a)           Except as is not material in any case or in the aggregate, the Company is, and at all times has been, in compliance in all material respects with all applicable Laws.

(b)           Without limiting the foregoing in clause (a), neither the Company or, to the knowledge of the Company, any of its officers, directors, employees, agents or other Person acting on its or their behalf has, directly or indirectly, (i) taken any action which would cause the Company to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.

(c)           All material approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company as presently conducted are in the possession of the Company, are in full force and effect and are being, and have been, complied with in all material respects.

2.16        Environmental Laws.  The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice relating to any potential or actual violations or Liabilities arising under any Environmental Laws, including, without limitation, any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under any Environmental Laws.  The Company is not aware of any hazardous materials or substances being present on any real property currently owned, operated, occupied, controlled or leased by the Company or being present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company.  There Company is not aware of any underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls (PCBs) being present on any real property currently owned, operated, occupied, controlled or leased by the Company, nor have any acts of the Company or its agents caused such to be present of such property.  The Company is not aware of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on the business or financial status of the Company.

2.17        Related Party Transactions.  No current officer or director of the Company (nor, to the knowledge of the Company, any spouse, sibling or descendant of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) or, to the knowledge of the Company, stockholder, of the Company, has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17.

2.18        Employees.

(a)           The Company is, and has at all times been, in compliance in all material respects with all applicable Laws and Contracts to which it is a party relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law.  There are no material complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by the Company of, any individual.  The Company is, and has at all times been, in compliance in all material respects with all applicable foreign, federal, state and local Laws and regulations regarding occupational safety and health standards.

(b)           The Company is not a party to any collective bargaining agreement or other Contract with any labor organization or other representative of the Company’s Employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization.  There are no ongoing labor strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, against the Company.

(c)           All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, accrued wages, salaries and commissions and Company Employee Benefit Plan payments have been reflected in the books and records of the Company.

2.19        Regulatory Matters.

(a)           All Products being manufactured or developed by the Company as of the date hereof (“Company Products”) that are subject to the jurisdiction of the FDA are being developed, manufactured, used, processed, labeled, stored, tested and imported or exported in compliance in all material respects with all applicable Laws, including all applicable requirements under the federal Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act and their applicable implementing regulations.  All Company

Products that are subject to the jurisdiction of any other Governmental Entity are being developed, manufactured, used, processed, labeled, stored, tested, imported and exported in compliance in all material respects with all comparable applicable Laws of such Governmental Entity.

(b)                                 Neither the Company nor any representative of the Company nor, to the knowledge of the Company, any of its licensees or assignees of any Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property has received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to (i) suspend any clinical trial, (ii) withdraw approval of, or suspend or terminate, any Investigational New Drug Application or any comparable foreign regulatory application, in each case sponsored by the Company with respect to any Company Product, or otherwise prevent or prohibit the preclinical research on or clinical study of any Company Products by or on behalf of the Company, or (iii) recall, or suspend the manufacture of, any Company Product.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor, to the knowledge of the Company, any of its officers, Employees, or agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Additionally, neither the Company nor, to the knowledge of the Company, any officer, Employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable state or foreign Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable state or foreign Law.

(d)                                 Except as is not material to the Company in any case or in the aggregate, all animal studies or other preclinical tests performed by the Company or by third-party vendors on the Company’s behalf, performed in connection with or as the basis for any regulatory approval required for the Company Products either have been conducted in accordance, in all material respects, with applicable Law, including applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 or comparable applicable foreign Laws.

(e)                                  The Company has delivered to Parent copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by the Company from any Governmental Entity, including the FDA or any comparable foreign Governmental Entities that identify lack of compliance by the Company with applicable Laws, including Laws of the FDA or comparable foreign Governmental Entities.

(f)                                   Except as is not material to the Company in any case or in the aggregate, there is no Action pending or, to the knowledge of the Company, threatened, with respect to a violation by the Company of any applicable Law, including the FDCA, FDA regulations adopted thereunder, or the Controlled Substance Act.

(g)                                  The Company has not received from any Governmental Entity any (i) inspection reports, (ii) notices of adverse findings, warning or untitled letters, minutes of meetings or (iii) other correspondence concerning the Company Products, in each case in which any Governmental Entity asserted in writing that the operations of the Company may not be in compliance with applicable Laws.

(h)                                 To the Company’s knowledge, the Company has not received written notice from any of its suppliers of any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material adverse effect on the subsequent development (as such development is contemplated as of the date of this Agreement) of the Company Products, nor to the knowledge of the Company do any conditions exist that reasonably could be expected to lead to such manufacturing problems.

(i)                                     All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized by the Company, or prepared with the intention to be utilized by the Company, as the basis for or submitted in connection with any regulatory notifications, submissions, applications, filings, or Permits to the FDA or any other Regulatory Authority relating to the Company Products were true, complete and correct in all material respects as of the date of preparation and submission, as applicable, and/or any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA or other Regulatory Authority.

(j)                                    Neither the Company nor, to the knowledge of the Company, any agent, Employee or other Person acting on behalf of the Company has, directly or indirectly:

(i)                                     made any unlawful contributions, gifts, entertainment or other unlawful payment relating to political activity and related in any way to the Company’s business; or

(ii)                                  made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise.

2.20                        Corporate Records.  The minute books of the Company contain a true, accurate and complete copy of the minutes of all meetings of directors (including committees thereof) and shareholders and all actions by written consent since the time of incorporation of the Company, as the case may be, through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

2.21                        Brokerage.  Except for fees and expenses of Persons listed on Section 2.21 of the Company Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Parent or the Surviving Corporation would be liable following the Closing.

2.22                        Bank Accounts.  Section 2.22 of the Company Disclosure Schedules constitutes a full and complete list of all the bank, investment, and deposit accounts and safe deposits or similar accounts held with other financial institutions of the Company (collectively, the “Company Bank Accounts”), the number of each such Company Bank Account, the names of the Persons authorized to draw on or access such Company Bank Accounts, and the balances on such Company Bank Accounts as of a recent practicable date.  All cash in such Company Bank Accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal other than customary financial institution operating procedures.

2.23                        Vote Required.  The Stockholder Consent is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.01                        Organization and Power.  Parent is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.  Merger Sub is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.

3.02                        Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which Parent and/or Merger Sub is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.03                        No Violation.  Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, and (c) any violation, conflict, breach or default which does not or would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificate of incorporation, bylaws or operating agreement, as applicable, of Parent or Merger Sub; (ii) violate or result in a breach of or constitute a violation or default under any material Contract to which Parent or Merger Sub is a party or is otherwise bound; or (iii) violate any Law to which Parent or Merger Sub is subject.

3.04                        Governmental Consents.  Except for any applicable requirements of the HSR Act, if any, and any submission, consent, approval or authorization which would not reasonably be expected to result in a material adverse effect on Parent and its Subsidiaries or impair Parent’s ability to consummate the transactions contemplated hereby, (a) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

3.05                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Parent or Merger Sub.

3.06                        Purpose.  Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Related Agreements.  Merger Sub is a direct wholly owned Subsidiary of Parent.

3.07                        Parent SEC Documents; Parent Financial Statements.

(a)                                 Parent has filed on a timely basis all annual, quarterly and other reports, registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2014, and all amendments thereto (collectively, the “Parent SEC Documents”).  To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.  As of the time it was filed (or furnished) with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, in each case as it may be amended from time to time and the rules and regulations promulgated thereunder and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date hereof, Parent is a “Well-Known Seasoned Issuer” as defined in Rule 405 of the Securities Act (pursuant to the 60 day period prior to August 5, 2016 for determining such status) and is eligible to file a Form S-3 Registration Statement.

(b)                                 The financial statements (including any related notes) contained in Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

3.08                        Parent Common Stock.  All shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

3.09                        Financing.  Parent has as of the date hereof, and will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make all of the cash payments hereunder to be paid by Parent or the Surviving Corporation on the Closing Date.  Parent will have on each other date that a cash payment is due under this Agreement, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make each such cash payment as and when due as required by this Agreement.

3.10                        Exclusivity of Company Representations; No Reliance; Forward-Looking Information.

(a)                                 The representations and warranties of the Company set forth in Article II constitute the sole and exclusive representations and warranties of the Company or any other Person in connection with the transactions contemplated hereunder (except for the representations and warranties made by the Stockholders under the Related Agreements in which each such Stockholder shall be responsible for such Stockholder’s own representations and warranties made thereunder), and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article II (and such representations and warranties made by the Stockholders under the Related Agreements).

(b)                                 In connection with the due diligence investigation of the Company by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations.  Parent and Merger Sub hereby acknowledge the uncertainty and inherent risks in relying on such information and agree that neither the Company nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01                        Conduct of the Business.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except (a) as set forth on Section 4.01 of the Company Disclosure Schedules, or (b) if Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Company shall use its commercially reasonable efforts to (A) conduct its business in the usual, regular and ordinary course of business in substantially the manner heretofore conducted (including, without limitation, maintaining the [***] License Agreement in full force and effect), (B) pay its debts and Taxes when due, (C) pay or perform other obligations when due, (D) preserve intact the present business organizations of the Company, (E) keep available the services of the present officers and employees of the Company and (F) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, each of (A) through (F) herein with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time and (ii) the Company shall not:

(a)                                 except for issuances as may result from the conversion of Company Preferred Stock or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver (or authorize or propose the issuance, sale or delivery of) any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(b)                                 effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)                                  cause or permit any modifications, amendments or changes to any Organizational Document of the Company or alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(d)                                 declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its equity interests, or directly or indirectly make any redemption or purchase of its equity interests (other than with respect to the repurchase of Company Stock from former Employees of the Company pursuant to agreements in effect as of the date hereof);

(e)                                  sell, assign or transfer any of its tangible assets, except for sales of products in the ordinary course of business consistent with past practice;

(f)                                   sell, assign, transfer or license any Owned Intellectual Property, nor grant any sublicenses under, or other rights with respect to, any Licensed Intellectual Property covered by the [***] License Agreement or any other material Licensed Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business in connection with the performance of services or other activities on behalf and for the benefit of the Company and consistent with past practice;

(g)                                  amend, modify and/or terminate, nor waive, release or assign any rights or claims under, the [***] License Agreement, the [***] License Amendment or any other Material Contract;

(h)                                 enter into or materially amend, modify and/or voluntarily terminate any Contract that would constitute a Material Contract if it had been entered into as of the date hereof;

(i)                                     fail to take all commercially reasonable efforts which are customary in the Company’s industry to protect and maintain the Owned Intellectual Property and, to the extent the Company is responsible for the prosecution and maintenance thereof, the Licensed Intellectual Property;

(j)                                    make any capital investment in, or any loan to, any other Person, except pursuant a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(k)                                 make any capital expenditures or commitments therefor in excess of [***], except pursuant a Contract for which the Company is a party to as of the date hereof;

(l)                                     make any loan to, or enter into any other transaction with, any of its officers, Employees or any party described in Section 2.17 except pursuant to a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(m)                             except to the extent required by applicable Law, (1) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation (cash, equity or otherwise) and benefits payable by the Company to any of its Employees, officers, directors or other service providers; (2) enter into or amend any employment, change in control, severance, retention, consulting or similar contract with any officer, Employee, consultant or other agent of the Company; (3) grant any severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof; or (4) terminate or materially amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(n)                                 hire, offer to hire or terminate any Employees or encourage any Employees to resign from the Company;

(o)                                 commence or settle any claim or Action;

(p)                                 waive or release any right or claim of the Company, including any write off or other compromise or account receivable of the Company;

(q)                                 cancel any third-party Indebtedness owed to the Company;

(r)                                    incur any Indebtedness, amend the terms of any outstanding loan agreement, guarantee any Indebtedness of any Person, issue or sell any debt securities or guarantee the Indebtedness of any Person or encumber any assets of the Company;

(s)                                   cancel or amend any insurance policy of the Company;

(t)                                    grant any discounts, credits or rebates to any customer or supplier of the Company other than in the ordinary course of business consistent with past practices;

(u)                                 change the Company’s accounting policies or procedures (other than as required by GAAP);

(v)                                 enter into any agreement to purchase any interest in real property;

(w)                               acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;

(x)                                 make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender any right to claim any Tax refunds, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or amend any Tax Return; or

(y)                                 take, commit, or agree in writing or otherwise to take, any of the actions described in Section 4.01.

4.02                        Access to Books and Records.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company in order for Parent and its Representatives to have the opportunity to make such investigation as it shall reasonably request in connection with the consummation of the transactions contemplated hereby; provided, however, that the Company may withhold access to any document or information the disclosure of which would reasonably be expected to violate any Contract or any applicable Law or result in the waiver of any legal privilege or work-product privilege; provided, further, that in the event that the Company relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by such Contract, applicable Law and the protection of any legal privilege or work-product privilege, notify Parent in writing of the nature of the withheld information and use its commercially reasonable efforts to provide access in a manner that would not result in contravention of such Contract, applicable Law or waiver of the attorney-client privilege or work-product privilege.  No information or knowledge obtained in any investigation pursuant to this Section 4.02 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.03                        Exclusive Dealing.  During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement, the Company will not, and will not permit any of its Representatives to, take any action, directly or indirectly, to solicit, initiate, seek, knowingly encourage or support any inquiry, proposal or offer from, furnish any information to, participate in any negotiations or discussions with, or enter into any Contract of any kind with, any Person regarding (a) any acquisition of the Company; (b) any merger, consolidation or similar transaction with or involving the Company; (c) any acquisition of all or any material portion of the outstanding stock or assets of the Company; (d) any equity or debt financing transaction involving the Company; (e) any partnership, joint venture, strategic relationship or other material transaction with a third party outside the Company’s usual and ordinary course of business, consistent with the past practice; or (f) any sale, license, transfer or other disposition of any portion of the capital stock or assets of the Company (other than any licenses granted in the Company’s usual and ordinary course of business, consistent with past practice) (any of the foregoing (a) through (f), a “Sale Transaction”); provided, however, that this Section 4.03 shall not apply to the Company or the Stockholders Representative in connection with Stockholder communications related to the transactions contemplated by this Agreement and expressly permitted hereunder.  The Company agrees that any negotiations in respect of a Sale Transaction in progress as of the date hereof with any Person (other than Parent or its Affiliates) will be immediately terminated.  In the event the Company receives any inquiry or proposal, whether written or oral, with respect to any Sale Transaction from any third party, the Company will promptly notify Parent in writing after receipt of such inquiry or proposal, including the identity of such third party and the material terms of any inquiry or proposal.

4.04                        Stockholder Consent.

(a)                                 Promptly following the date hereof, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to the DGCL.  Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Stockholders vote in favor of adoption of the Agreement and approval of the Merger and the other transactions contemplated hereby (the “Information Statement”).  In addition, as soon as practicable following the execution and delivery of this Agreement, the Company shall use its commercially reasonable efforts to solicit a Joinder Agreement from each Stockholder that did not execute and deliver a Joinder Agreement contemporaneously with the Stockholder Written Consent.  Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable laws.

(b)                                 The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 4.04(a) hereof nor its unanimous recommendation that the Stockholders vote in favor of adoption of the Agreement and approval of the Merger and the other transactions contemplated hereby.

4.05                        Consents.  The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.03(c) of the Company Disclosure Schedules.

4.06                        Termination of Company Investor Rights.  The Company shall obtain and deliver to Parent prior to Closing the written termination as of the Closing of all Contracts with Stockholders providing for rights of co sale, voting, registration, first refusal, board observation or information, or similar rights of operational covenants, including the Investor Rights Agreement.

4.07                        Investor Questionnaires.  At least three (3) business days prior to the Closing, the Company shall provide Parent with an investor questionnaire (“Investor Questionnaire”), in form and substance satisfactory to Parent, duly executed by each Stockholder pursuant to which such Stockholder shall have certified whether or not such Stockholder is an Accredited Investor.

ARTICLE V

ADDITIONAL COVENANTS

5.01                        Indemnification of Officers and Directors of the Company.

(a)                                 For a period of six (6) years after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company, in any case as in effect on the date of this Agreement, pursuant to the indemnification provisions of the Organizational Documents of the Company and pursuant to any indemnification agreements in effect prior to the Effective Time and delivered to Parent, if any (collectively, the “Company Indemnification Provisions”) among the Company and the present and former directors and officers of the Company (the “D&O Indemnified Parties”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, or at or after, the Effective Time.  In connection therewith, Parent shall advance expenses to the D&O Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions.  For six (6) years after the Effective Time, Parent shall ensure that the organizational documents of the Surviving Corporation shall contain indemnification provisions in favor of the D&O Indemnified Parties that are at least as favorable to the D&O Indemnified Parties as those set forth in the Organizational Documents as in effect on the date of this Agreement.

(b)                                 In connection with the Closing, the Company shall, at its own expense, purchase a directors’ and officers’ liability insurance policy on terms and conditions (including, without limitation, coverage limits) acceptable to Parent (the “D&O Policy”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring on or prior to the Effective Time.  The premium for the D&O Policy shall be paid at or prior to the Closing, and Parent shall maintain such D&O Policy in effect for the full term thereof.

(c)                                  If Parent, the Surviving Corporation or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Surviving Corporation shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.01.

(d)                                 The provisions of this Section 5.01 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.02                        Efforts to Consummate.

(a)                                 Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6.01).

(b)                                 Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6.02).

5.03                        Notification.

(a)                                 From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article II or of any covenant that would cause the conditions set forth in Section 6.01(a) or Section 6.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall promptly disclose in writing to Parent such breach.

(b)                                 From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if Parent becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article III or any covenant that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b), as applicable, not to be satisfied as of the Closing Date, Parent shall promptly disclose in writing to the Company such breach.

5.04                        Registration of Merger Shares.

(a)                                 As promptly as practicable following the Closing Date (and in any event by not later than August 5, 2016), Parent shall file with the SEC, which shall become automatically and immediately effective at the time of filing, either (i) a Registration Statement under the Securities Act covering the resale of the Closing Merger Shares or (ii) a prospectus supplement under an existing “shelf” Registration Statement (a “Prospectus Supplement”) covering the resale of the Closing Merger Sales.  Parent shall use its reasonable best efforts to maintain the continuous effectiveness of such Registration Statement or Prospectus Supplement until the earlier of (A) the date all such Closing Merger Shares have been sold pursuant to such Registration Statement or Prospectus Supplement, or (B) such time as all holders of such Closing Merger Shares may sell such Closing Merger Shares under Rule 144 of the Securities Act.  For purposes of this Section 5.04, Closing Merger Shares and Milestone Consideration Shares shall include any Parent Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of any such shares.

(b)                                 As promptly as practicable (and in any event within thirty (30) days) following the issuance of any Milestone Consideration Shares under this Agreement, Parent shall file with the SEC, and use its reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, either (i) a Registration Statement covering the resale of such Milestone Consideration Shares held by the Stockholders, or (ii) in the event Parent determines that it may register the resale of such Milestone Consideration Shares under an existing “shelf” Registration Statement, a Prospectus Supplement under such “shelf” Registration Statement covering the resale of such Milestone Consideration Shares.  Parent shall use its reasonable best efforts to maintain the continuous effectiveness of each Registration Statement or Prospectus Supplement, as applicable, until the earlier of (A) the date all such Milestone Consideration Shares have been sold pursuant to such Registration Statement or Prospectus Supplement, as applicable, or (B) such time as such time as all holders of such Milestone Consideration Shares may sell such Milestone Consideration Shares under Rule 144 of the Securities Act.

(c)                                  Parent shall use reasonable best efforts to comply with its obligations under the Securities Act and the Exchange Act to keep the Registration Statements or Prospectus Supplements referenced in clauses (a) and (b) effective through the dates referenced in clauses (a) and (b) and without limiting the foregoing, Parent shall (i) prepare and file with the SEC such amendments to such Registration Statements or Prospectus Supplements, as the case may be and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all such Merger Shares included in such Registration Statements or Prospectus Supplements, as the case may be and (ii) register or qualify such Merger Shares included in such Registration Statements or Prospectus Supplements, as the case may be, under the applicable under the state securities or blue sky laws.  Parent shall also use reasonable best efforts to prevent the issuance of, or to secure the withdrawal of, any such stop order as promptly as practicable.  Parent shall notify each Stockholder, promptly after it shall receive notice thereof, of the date and time a Registration Statement and each post-effective amendment thereto shall have become or been declared effective or an amendment or supplement to any prospectus forming a part of the Registration Statement shall have been filed with the SEC.

(d)                                 Parent shall use commercially reasonable efforts to facilitate the resale of the Merger Shares under Rule 144 of the Securities Act when available to Stockholders, including (i) using commercially reasonable efforts to comply with its Exchange Act filing requirements, and (ii) upon receipt of representations reasonably acceptable to Parent’s counsel that such Stockholder meets the requirements for resale under Rule 144 of the Securities Act, obtaining a legal opinion form Parent’s counsel that such Merger Shares are eligible for resale under Rule 144 of the Securities Act and any legends or other restrictions on transfer of such shares may be removed.

(e)                                  Each Stockholder agrees to furnish to Parent such information regarding such Stockholder, the Merger Shares held by such Stockholder and the offer and sale or other distribution proposed by such Stockholder as Parent may reasonably request, in connection with any registration of the Merger Shares and any resale of the Merger Shares under Rule 144 of the Securities Act. Each of the Stockholders agrees that none of the information supplied or to be supplied by such Stockholder expressly for inclusion or incorporation by reference in the Registration Statement, or Prospectus Supplement, as applicable, will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)                                   All costs, fees, and expenses incurred by Parent in connection with the preparation and filing of the Registration Statement and any amendments or supplements thereto, and any actions or filings necessary to maintain the effectiveness of the Registration Statement shall be at Parent’s expense, including all SEC fees, blue sky registration and filing fees, NASDAQ Global Market notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants; provided, however, that in no event shall Parent be required to pay any brokers’ fees or similar commissions on any sales of such shares by or on behalf of any Stockholders.

(g)                                  At least three (3) Business Days prior to the filing of the Registration Statement or any prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, or before sending a response to an SEC comment letter related to the Registration Statement, Parent shall furnish to the Stockholders copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of the Stockholders, and Parent shall consider in good faith the changes reasonably requested by the Stockholders Representative prior to making any such filing.

(h)                                 Parent may postpone the filing of any Registration Statement (or Prospectus Supplement) required hereunder for a reasonable period of time, not to exceed forty-five (45) consecutive days and ninety (90) days in the aggregate during any twelve month period, if in the good faith judgment of Parent following consultation with legal counsel, it would be detrimental to Parent or its stockholders for resales of Merger Shares to be made pursuant to any Registration Statement (or Prospectus Supplement) due to (i) the existence of a material development or potential material development involving Parent that Parent would be obligated to disclose or incorporate by reference in such Registration Statement (or Prospectus Supplement), which disclosure would be premature or otherwise inadvisable at such time or (ii) interference with an actual or potential material financing or business combination transaction involving Parent (a “Black Out Period”).  Upon notice of the existence of a Black Out Period from Parent to any Stockholders with respect to any Registration Statement (or Prospectus Supplement), such Stockholder shall refrain from selling its Closing Merger Shares or Milestone Consideration Shares under such Registration Statement (or Prospectus Supplement) until such Black Out Period has ended.

(i)                                     Parent shall indemnify and hold harmless, to the extent permitted by applicable Law, the Stockholder Indemnified Parties, from and against any Losses to which any Stockholder Indemnified Party may become subject (under the Securities Act or otherwise) to the extent such Losses arise out of, directly or indirectly, any untrue statement of a material fact contained in the Registration Statement or any other document filed in accordance with this Section 5.04, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such Losses arising out of, directly or indirectly, any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of any Stockholders specifically for use in the preparation of the Registration Statement.  Each Stockholder, on a several basis, shall indemnify and hold harmless, to the extent permitted by applicable Laws, the Parent Indemnified Persons to the same extent as the foregoing indemnity from Parent, but only with reference to information furnished in writing by or on behalf of such Stockholder to Parent, specifically for use in the preparation of the Registration Statement.  Sections 7.05 and 7.06 shall apply, mutatis mutandis, to any claim for indemnification under this Section 5.04.

5.05                        NASDAQ Listing.  Parent shall take such actions as may be necessary to list the Closing Merger Shares, and if applicable, any Milestone Consideration Shares, for trading on the NASDAQ Global Market.

5.06                        Adoption by Parent.  Within two days of the date of this Agreement, Parent shall take all requisite action to adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

5.07                        Tax Matters.

(a)                                 Parent shall not make or permit any of its Affiliates (including the Company) to make any election under Section 338 or Section 336(e) of the Code, or any corresponding or similar elections under state, local or non-U.S. tax law (any such election, a “Code Section 338 Election”), in respect of any transactions provided for herein.

(b)                                 Parent shall not take, or permit the Company to take, any action subsequent to Closing that would cause any of the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(c)                                  Parent shall prepare or cause to be prepared all Tax Returns of the Company filed after Closing.  With respect to Tax Returns of the Company with respect to a Pre-Closing Tax Period (including Tax Returns of the Company with respect to Straddle Periods), (i) such drafts shall, to the extent consistent with applicable Law, be prepared in a manner consistent with the Company’s past practice and (ii) Parent shall (or shall cause the Company to) (A) provide drafts of such Tax Returns to the Stockholders Representative at least thirty (30) days prior to filing, (B) provide the Stockholders Representative with such cooperation as the Stockholders Representative may reasonably request in connection with review of such drafts (provided, however, that the Stockholders Representative shall reimburse Parent or the Company, as applicable, for any reasonable out of pocket costs or expenses arising therefrom), and (C) incorporate into such Tax Returns such changes as are reasonably requested by the Stockholders Representative, unless such changes are inconsistent with the Company’s past practices and could reasonably be expected to result in any unreimbursed cost or expense to Parent or any of its Affiliates.

(d)                                 From and after the Closing, Parent shall pay, or cause to be paid, to the Stockholders, in accordance with their Pro Rata Percentages, the excess of (x) any Tax refunds that are received (whether through payment or by application against liabilities) by the Company or any of its Affiliates that relate to Taxes for which the Stockholders are responsible pursuant to this Agreement, excluding any such refund that is attributable to a carryback to a Pre-Closing Tax Period (or portion thereof) from a Tax period or portion of a Tax period beginning after the Closing Date over (y) any Taxes imposed on Parent or the Company attributable to such refund.  Parent shall take, or cause the Company to take, such actions as Stockholders Representative may reasonably request to claim or recover such a Tax refund; provided, however, that the Stockholders Representative shall reimburse Parent or the Company, as applicable, for any out of pocket costs or expenses arising therefrom.

(e)                                  From and after the Closing, Parent shall, and shall cause Company to, reasonably cooperate with the Stockholders Representative in connection with the preparation and review of Tax Returns and any audit, litigation or proceeding with respect to Taxes of the Company.  Such cooperation shall include the retention and (upon reasonable request) the provision of records and information relating to any Pre-Closing Tax Period that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  From and after the Closing, Parent agrees to cause Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any tax period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the relevant Tax periods, and to abide by all record retention agreements entered into with any Tax authority.

(f)                                   Parent, on the one hand, and the Stockholders, on the other, shall pay fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  Parents hall be responsible for the preparation and filing of all Tax Returns with respect to Transfer Taxes.  The Stockholders Representative and each Stockholder executing a Joinder Agreement shall provide such cooperation as Parent may reasonably request in connection with the preparation, execution and filing of such Tax Returns.

(g)                                  From and after the Closing, Parent shall not, and shall not cause or permit the Company to (i) amend any Tax Return of the Company with respect to a Pre-Closing Tax Period or (ii) make any Tax election with respect to the Company that has retroactive effect to any Pre-Closing Tax Period, in each case without the prior written consent of the Stockholders Representative, with such consent not to be unreasonably withheld, conditioned or delayed.

(h)                                 Parent agrees that it shall not treat, and shall not permit any of Affiliates (including, after the Closing, the Company) to treat, any interest in any Milestone Payments as an interest in a partnership or otherwise as other than deferred purchase price for federal, and applicable state, local and non-U.S., income tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any other similar provision of state, local, or non-U.S. Law).

(i)                                     Parent shall not, without the prior written consent of the Stockholders Representative (which consent may not be unreasonably withheld, conditioned or delayed) advance any position in any Third Party Claim for which Parent Indemnified Parties may seek indemnification under Article VII that is inconsistent with the Company’s prior practice and would have the effect of both (i) increasing the Company’s Tax liability for a Pre-Closing Tax Period and (ii) decreasing the Tax liability of the Surviving Corporation or any of its Affiliates for a Tax period or portion thereof (determined under the principles set forth in the last sentence of the definition of “Pre-Closing Taxes”) beginning after the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

6.01                        Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub) of the following conditions as of the Closing Date:

(a)                                 (i) The Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)                                 The Company shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(d)                                 The Stockholder Consent shall have been obtained.

(e)                                  The maximum number (on a percentage basis) of Stockholders that have exercised or continue to have a right to exercise appraisal rights shall not exceed one percent (1%) of the aggregate number of outstanding shares of Company Stock outstanding as of immediately prior to the Effective Time.

(f)                                   Parent shall have received a duly executed Joinder Agreement from the Stockholders holding at least ninety-nine percent (99%) of the issued and outstanding shares of Company Stock as of immediately prior to the Effective Time.

(g)                                  The Company shall have delivered to Parent each of the following:

(i)                                     a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 6.01(a) and 6.01(b), as they relate to the Company, have been satisfied;

(ii)                                  a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying (i) the terms and effectiveness of the Organizational Documents, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors) and (iii) that Stockholder Consent shall have been obtained;

(iii)                               a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company;

(iv)                              a certificate of good standing (or equivalent document) from the applicable Governmental Entity in each jurisdiction where the Company is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing; and

(v)                                 a statement, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that the stock of the Company is not a United States real property interest within the meaning of section 897 of the Code (it being understood that the Parties intend that such statement be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation section 1.1445-2(c)(3)(i)).

(h)                                 Neither the Company nor [***] shall have revoked or terminated the [***] License Agreement or the [***] License Amendment.

(i)                                     No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(j)                                    Parent shall have received the Consideration Spreadsheet, certified as complete and correct by the chief executive officer of the Company as of the Closing Date.

(k)                                 The Key Stockholder shall not have revoked the Services Agreement and/or Non-Competition Agreement.

(l)                                     Parent shall have been furnished evidence satisfactory to it that the Investor Rights Agreement shall have been terminated in full.

(m)                             Parent shall have been furnished evidence satisfactory to it that the D&O Policy has been purchased.

(n)                                 There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, its properties or any of its officers, directors or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

If the Closing occurs, all Closing conditions set forth in this Section 6.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

6.02                        Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company) of the following conditions as of the Closing Date:

(a)                                 All representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)                                 Parent and Merger Sub shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)                                  The Stockholder Consent shall have been obtained.

(d)                                 No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(e)                                  Parent shall have delivered to the Company a certificate of an authorized officer of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 6.02(a) and 6.02(b), as they relate to such entity, have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 6.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VII

INDEMNIFICATION

7.01                        Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

(a)                                 The representations and warranties of the Company contained in Article II shall survive the Closing and shall terminate on the date which is [***] after the Closing Date; provided, however, that the Company Fundamental Representations shall survive the Closing and shall terminate on [***].  No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however, that all representations and warranties of the Company contained in Article II shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(b)                                 The representations and warranties of Parent and Merger Sub contained in Article III shall survive the Closing and shall terminate on the date which is [***] after the Closing Date; provided, however, that the Parent Fundamental Representations shall survive the Closing and shall terminate on [***].  No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however, that all representations and warranties of Parent and Merger Sub contained in Article III shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(c)                                  The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their terms.

7.02                        Indemnification for the Benefit of Parent Indemnified Parties.  Except for the separate indemnity provided pursuant to Section 5.04(i), which shall be governed exclusively by such section, subject to the limitations set forth in this Article VII, from and after the Effective Time, each of the Stockholders, severally, but not jointly, and in proportion to his, her or its respective Pro Rata Percentage, shall indemnify Parent and its Affiliates (including the Company) and its and their respective officers, directors, agents, stockholders, members, attorneys and other Representatives (the “Parent Indemnified Parties”) and hold them harmless against any Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(a)                                 any breach of any representation or warranty of the Company contained in Article II or any certificate delivered hereunder by the Company;

(b)                                 any non-fulfillment or breach by the Company prior to the Closing of any covenant or agreement contained in this Agreement (other than those set forth in Section 5.03;

(c)                                  any Pre-Closing Taxes;

(d)                                 the amount of any Unpaid Company Transaction Expenses which were not taken into account in the determination of the Final Adjustment Amount;

(e)                                  the amount of any Closing Date Indebtedness which were not taken into account in the determination of the Final Adjustment Amount;

(f)                                   any fraud or intentional misrepresentation with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement on the part of the Company;

(g)                                  any claims made by any Stockholder against Parent, the Company, or the Surviving Corporation or any of their respective Subsidiaries or Affiliates in connection with or arising from this Agreement, the Merger and/or the transactions contemplated by this Agreement, including any claims arising from any appraisal or dissenters’ rights and any Dissenting Share Payments; and/or any inaccuracy in the Consideration Spreadsheet.

(h)                                 Notwithstanding the foregoing in this Section 7.02, the Stockholders shall have no obligation to indemnify the Parent Indemnified Parties against any Losses consisting of, or relating to, Taxes resulting from (i) a Code Section 338 Election with respect to Parent’s acquisition of the Company’s capital stock pursuant to this Agreement, (ii) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business (other than as explicitly contemplated by this Agreement), or (iii) any breach by Parent of Section 5.07 of this Agreement.  The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company or any other Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party.

7.03                        Indemnification by Parent for the Benefit of the Stockholders.  Except for the separate indemnity provided pursuant to Section 5.04(i), which shall be governed exclusively by such section, subject to the limitations set forth in this Article VII, from and after the Effective Time, Parent shall indemnify the Stockholders and their Affiliates, officers, directors, agents, attorneys and other Representatives (collectively, the “Stockholder Indemnified Parties”) and hold them harmless against any Losses paid, incurred, suffered or sustained by the Stockholder Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following: (a) any breach of any representation or warranty of Parent or Merger Sub contained in Article III or any certificate delivered hereunder by Parent, and (b) any non-fulfillment or breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement.  Any amounts payable in respect of the indemnification of the Stockholders pursuant to this Section 7.03 shall be delivered to the Stockholders in accordance with their respective Pro Rata Percentages by wire transfer of immediately available funds an account designated by each Stockholder within five (5) Business Days after the date upon which any underlying claims are finally resolved.

7.04                        Limitations on Indemnification.  The rights of the Parent Indemnified Parties and the Stockholder Indemnified Parties to indemnification pursuant to the provisions of this Article VII are subject to the following limitations:

(a)                                 Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Company Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, no claims for indemnification by any Parent Indemnified Party pursuant to Section 7.02(a) shall be so asserted, and no Parent Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to [***] (the “Deductible”), and to the extent such Losses exceed the Deductible, such Parent Indemnified Party shall be entitled to recover only such Losses in excess of the Deductible.

(b)                                 Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Parent Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, no claims for indemnification by any Stockholder Indemnified Party pursuant to Section 7.03(a) shall be so asserted, and no Stockholder Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Deductible, and to the extent such Losses exceed the Deductible, such Stockholder Indemnified Party shall be entitled to recover only such Losses in excess of the Deductible.

(c)                                  Notwithstanding anything to the contrary in this Article VII or this Agreement, except in the case of fraud or intentional misrepresentation, (i) and except in the case of any claims for breaches of Company Fundamental Representations, in no event shall any Stockholder have any liability for claims under Section 7.02(a) [***] of the Closing Merger Consideration actually received by such Stockholder pursuant to this Agreement and (ii) in no event shall any Stockholder have any liability under this Agreement [***] actually received by such Person pursuant to this Agreement.

(d)                                 Notwithstanding anything to the contrary in this Article VII or this Agreement, except in the case of fraud or intentional misrepresentation, in no event shall Parent have any liability under this Agreement in excess of the Merger Consideration.

(e)                                  Each Indemnitee shall use its reasonable efforts to mitigate or resolve any Loss prior to seeking indemnity therefor under this Article VII; provided, however, that no such no such Indemnitee shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Law binding on such Indemnitee or any Affiliate thereof.  No Indemnitee shall make any claim for indemnification under this Article VII in respect of any matter that is taken into account as a reduction in the calculation of the Merger Consideration.  Any Indemnitee shall not be entitled to double recovery for any adjustments to consideration provided for hereunder or Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.  The obligations of any Indemnitee under this Section 7.04(e) shall not apply to any Losses in respect of Taxes to the extent reasonable efforts to mitigate such Losses would reasonably be expected to give rise to any unreimbursed cost or expense to such Indemnitee.

(f)                                   Any indemnification payments shall be net of Tax benefits actually realized, (i) in the case of a payment to a Parent Indemnified Party, by any Parent Indemnified Party or Affiliate of a Parent Indemnified Party, and (ii) in the case of a payment to a Stockholder Indemnified Party, by any Stockholder Indemnified Party or Affiliate of a Stockholder Indemnified Party, in each case, as a result of the circumstances giving rise to the indemnification payment, to the extent such Tax benefit actually reduces Taxes payable in the taxable year in which the indemnifiable loss is incurred; provided, however, that in the case of a payment to a Stockholder Indemnified Party, no Tax benefit realized by the Company or Parent will be taken into account.

(g)                                  Notwithstanding anything to the contrary herein, in no event shall any Parent Indemnified Party be entitled to recover Losses in respect of a breach of a representation or warranty set forth in Section 2.08 (other than a representation or warranty set forth in Section 2.08(l)) to the extent that such Losses relate or are attributable to (x) Taxes for Tax periods beginning after the Closing Date or attributable (under the principles set forth in the last sentence of the definition of “Pre-Closing Taxes”) to the portion of a Straddle Period beginning after the Closing Date or (y) Tax Return preparation or filing requirements with respect to Tax Returns due after the Closing Date.

7.05                        Indemnification Procedures for Direct Claims.

(a)                                 Any Parent Indemnified Party or Stockholder Indemnified Party making a claim for indemnification under Sections 7.02 or 7.03 (an “Indemnitee”) shall promptly notify the indemnifying party (an “Indemnitor”) and the Stockholders Representative (on behalf of the Stockholders), if applicable, in writing (each, an “Indemnification Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand.  An Indemnitee shall have the right to update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date hereof, but any such update shall be treated as a new claim for indemnification for purposes of Section 7.01.

(b)                                 If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) does not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts supporting an objection to the applicable indemnification claim (the “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) that the Indemnitee is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c)                                  If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) objects in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of an Indemnification Claim Objection Notice, such Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnitor (or in the case of any Indemnification Claim Objection Notice given by a Parent Indemnified Party, the Stockholders Representative) and Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If no such agreement can be reached after good faith negotiation within thirty (30) days after the receipt of an Indemnification Claim Objection, the claim shall be resolved pursuant to Section 11.15.

7.06                        Indemnification Procedures for Third Party Claims.

(a)                                 In the event that any Indemnitee desires to make a claim against an Indemnitor (which term shall be deemed to include all Indemnitors if more than one) in connection with any third-party Action for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnitee will promptly notify the Indemnitor of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnitor of its indemnification obligations under this Article VII, except to the extent, if any, that the Indemnitor has actually been materially prejudiced thereby.

(b)                                 Subject to paragraph (e) below, the Indemnitor will, upon its written confirmation of its obligation to indemnify the Indemnitee in full with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee by written notice to the Indemnitee within fifteen (15) calendar days after the Indemnitor has received notice of the Third-Party Claim; provided, however, that the Indemnitor must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.  Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitors shall not be liable to the Indemnitees for any legal expenses subsequently incurred by the Indemnitees in connection with the defense thereof.  If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnitor), at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  If the Indemnitor chooses to defend or prosecute a Third Party Claim, all Indemnitees shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent.

(c)                                  The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee unless the judgment or proposed settlement (i) includes an unconditional release of all Liability of each Indemnitee with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnitor, and (iii) does not impose an injunction or other equitable relief upon the

Indemnitee.  Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor).

(d)                                 Whether or not the Indemnitor assumes the defense of the Third-Party Claim in accordance with Section 7.06(b) above, (i) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent, (ii) the Indemnitor will remain responsible for any Losses of the Indemnitee as a result of such Third-Party Claim to the extent subject to indemnification under this Article VII, and (iii) Parent and the Company shall retain all remedies to which they are entitled under this Article VII.  In the event that the Indemnitor does not assume the control of the defense of a Third Party Claim or is not entitled to control the defense of a Third Party Claim, the Indemnitee shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, subject to the control of the Indemnitor.

(e)                                  Notwithstanding the foregoing, Parent and the Company shall have the right, in their sole discretion, subject in all cases to the terms of this Article VII, to prosecute, defend and settle any claim (i) that would reasonably be expected to materially adversely affect the Company, (ii) relating to the Intellectual Property of any Person, (iii) involving criminal liability or in which equitable relief is sought against any Indemnitee, or (iv) subject to Section 5.07(i) hereof and except as set forth on Schedule 7.06(e), that involves any Taxes of the Company.

7.07                        Set-off Right.  [***]

7.08                        Other.  Notwithstanding anything in this Agreement to the contrary, any amounts payable in respect of the indemnification of the Parent Indemnified Parties under this Article VII, may be made by the Stockholders (in accordance with their respective Pro Rata Percentages) in cash, by delivery of a number of shares of Parent Common Stock with a value equal to the amount of such payment obligation, or by any combination of the foregoing.  For purposes of the immediately preceding sentence, the value of shares of Parent Common Stock delivered by a Stockholder shall be deemed to be (i) in the case of Closing Merger Shares, the Closing Date Price per share, and (ii) in the case of Milestone Consideration Shares, the Parent Stock Value attributable thereto.

7.09                        Sole and Exclusive Remedy.  From and after the Effective Time, except as set forth in Section 5.04, the remedies set forth in this Article VII shall be the sole and exclusive remedy for money damages for any action arising out of this Agreement.  Nothing in this Article VII shall limit any remedy any of the Parent Indemnified Parties or the Stockholder Indemnified Parties may have against any Person for fraud or intentional misrepresentation or any action arising out of the Services Agreement and/or the Non-Competition Agreement.

7.10                        Tax Treatment.  Any payment under this Article VII shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION

8.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Parent and the Company;

(b)                                 by Parent, if any of the representations or warranties of the Company set forth in Article II shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.01(a) or Section 6.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within fifteen (15) Business Days after written notice thereof is delivered to the Company; provided, however, that Parent and/or Merger Sub is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 6.02(a) or Section 6.02(b) to not be satisfied as of the Closing Date;

(c)                                  by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article III shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.02(a) or Section 6.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within fifteen (15) Business Days after written notice thereof is delivered to Parent or Merger Sub; provided, however, that the Company is not then in breach of this Agreement so as to cause the condition to Closing set forth in Section 6.01(a) or Section 6.01(b) from being satisfied as of the Closing Date;

(d)                                 by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 15, 2016 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.01(d) shall not have (provided, however, that if such Party is Parent, neither Parent nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; or

(e)                                  by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal; provided that in the case of any such executive order, decree, injunction, order or other legal restraint that is an Order, such Order has become final and non-appealable;

provided, further, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a party in respect of an Order if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

8.02                        Effect of Termination.  In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02 and Article XI hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either Parent, Merger Sub, the Company, the Stockholders Representative or the Stockholders to one another, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE IX

ADDITIONAL COVENANTS

9.01                        Stockholders Representative.

(a)                                 Appointment.  In addition to the other rights and authority granted to the Stockholders Representative elsewhere in this Agreement, upon and by virtue of the adoption of the requisite holders of Company Stock of this Agreement, each of the Stockholders irrevocably constitutes and appoints the Stockholders Representative (and by execution of this Agreement the Stockholders Representative hereby accepts such appointment) as its true and lawful agent and attorney-in-fact for and on behalf of such Stockholder, with full power of substitution, to act in the name, place and stead of such Stockholder and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including (i) execution of the documents and certificates pursuant to this Agreement; (ii)  payment of amounts due to Parent pursuant to Section 7.02, but subject to Section 9.02(d) below; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholders Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent or Merger Sub pursuant to this Agreement; (vii) (A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby or thereby, any claim made by Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby or thereby and (C) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.

(b)                                 Authorization.  Notwithstanding Section 9.01(a), in the event that the Stockholders Representative is of the opinion that it requires further authorization from the Stockholders on any matters concerning this Agreement, the Stockholders Representative shall be entitled to seek such further authorization from the Stockholders prior to acting on their behalf.  In such event, each Stockholder shall vote in accordance with such Stockholder’s Pro Rata Percentage and the authorization of the Stockholders holding at least a majority of the Pro Rata Percentage shall be binding on all of the Stockholders and shall constitute the authorization of the Stockholders.  The appointment of the Stockholders Representative is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason.  This authority granted to the Stockholders Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c)                                  Actions by the Stockholders Representative; Resignation; Vacancies.  The Stockholders Representative may resign from its position as Stockholders Representative at any time by written notice delivered to Parent and the Stockholders.  If there is a vacancy at any time in the position of the Stockholders Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 9.01(b) above.

(d)                                 No Liability.  All acts of the Stockholders Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Stockholders and not of the Stockholders Representative individually.  The Stockholders Representative shall not have any Liability for any amount owed to Parent pursuant to Section 7.02.  The Stockholders Representative shall not be liable to the Company, Parent or Merger Sub, in its capacity as the Stockholders Representative, for any Liability of a Stockholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement.  The Stockholders Representative shall not be liable to the Stockholders, in its capacity as the Stockholders Representative, for any Liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith), or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct.  The Stockholders Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no Liability in its capacity as the Stockholders Representative to Parent, Merger Sub, the Company or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.  The Stockholders Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder.

(e)                                  Indemnification; Expenses.  Each Stockholder shall, only to the extent of such Stockholder’s Pro Rata Percentage thereof, indemnify and defend the Stockholders Representative and hold the Stockholders Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholders Representative and arising out of or in connection with the acceptance, performance or administration of the Stockholders Representative’s duties under this Agreement.  Any expenses or taxable income incurred by the Stockholders Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholders Representative but shall be payable by and attributable to the Stockholders based on each such Person’s Pro Rata Percentage.  The Stockholders Representative shall use the Stockholders Representative Holdback Amount for purposes of paying or reimbursing its out of pocket costs and expenses in discharging its duties hereunder or otherwise administering interests or former interests of the Stockholders in this Agreement, including expenses of counsel in connection with the review of any Registration Statement or Prospectus Supplement; provided that any remaining amount of such portion shall be distributed to the Stockholders at such time is determined by the Stockholders Representative.  The Stockholders Representative may also from time to time submit invoices to the Stockholders covering such expenses and Liabilities and, upon the request of any Stockholder, shall provide such Stockholder with an accounting of all expenses and Liabilities paid.

9.02                        Waiver of Conflicts Regarding Representation.  Parent agrees that, following the Closing, Lowenstein Sandler LLP may serve as counsel to any of the Stockholders Representative, the Stockholders and any of their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute that arises after the Closing between Parent and/or the Surviving Corporation and any of their respective Subsidiaries or Affiliates, on the one hand, and the Stockholders Representative and/or the Stockholders and any of their respective Affiliates, on the other hand, in connection with any matter related to this Agreement and the transactions contemplated hereby (a “Transaction Dispute”), notwithstanding (a) any representation by Lowenstein Sandler LLP of the Company prior to the Closing Date or (b) that the interests of the Stockholders Representative, the Stockholders and any of their respective Affiliates may be directly adverse to Parent and the Surviving Corporation or their respective Subsidiaries.  The Stockholders Representative and the Stockholders agree that, as to all communications among Lowenstein Sandler LLP and the Company, the Stockholders Representative, Stockholders, or their respective Affiliates and representatives that relate in any way to this Agreement and the transactions contemplated by this Agreement (“Client Communications”), the attorney-client privilege and the expectation of client confidence with respect to such Client Communications belongs to the Surviving Corporation and shall not pass to or be claimed by the Stockholders Representative, the Stockholders or any of their respective Affiliates; provided, however, that the Stockholders Representative, the Stockholders and their respective Affiliates shall be permitted to access and use the Client Communications in connection with any Transaction Dispute, so long as such use would not reasonably be expected to waive any applicable privileges or protections that would reasonably be expected to be asserted against any unrelated third party to prevent disclosure of any Client Communications in a manner detrimental to Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates (other than a de minimis, ministerial, or administrative matter).  Neither the Stockholders Representative nor the Stockholders, nor any of their respective Affiliates, shall assert ownership of the Client Communications, the attorney-client privilege, attorney work product privilege, or any other legal privilege or protection with respect to any Client Communications, against Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates.

ARTICLE X

DEFINITIONS

10.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor” means any Stockholder who is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act), as determined by Parent in its reasonable discretion.

“Action” means any legal action, suit, arbitration, investigation, claim, proceeding or other similar dispute (whether federal, state, local or foreign).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is or has been a member.

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“BLA” means a Biologics License Application (or its equivalent, including if applicable, a New Drug Application), as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York City, New York are authorized or obligated by Law to close.

“Cash” means cash and cash equivalents determined in accordance with GAAP.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 13, 2015.

“Closing Cash” means the aggregate amount of all Cash of the Company as of immediately prior to the Effective Time.

“Closing Cash Merger Consideration” means an aggregate amount of cash consideration equal to (i) $1,794,000, plus (ii) Estimated Closing Cash, less (iii) the Estimated Closing Date Indebtedness, less (iv) Estimated Unpaid Company Transaction Expenses and less (v) the Stockholders Representative Holdback Amount.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Effective Time.

“Closing Date Price” means the volume weighted average price paid per share of Parent Common Stock on the Nasdaq Global Market during the fifteen (15) consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Closing Merger Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) $4,706,000 divided by (ii) the Closing Date Price.

“Closing Merger Consideration” means the Closing Cash Merger Consideration and the Closing Merger Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stockholder” means a holder of Company Common Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules of the Company.

“Company Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in [***].

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of the Company or (ii) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining, whether there has been or will be, a Company Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development attributable to (A) operating, business, regulatory or other conditions in the industry in which the Company operates (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (B) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (C) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (D) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided, however, that clause (D) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (F) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operate) and (G) the announcement or pendency of the Merger.

“Company Preferred Stock” means Series A Preferred Stock.

“Company Preferred Stockholder” means a holder of Company Preferred Stock.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party or by which a party or its assets is bound, whether oral or written.

“Dissenting Share Payments” means any payment or payments made by Parent or the Company in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement.

“EMA” means the European Medicines Agency, or any successor organization.

“Employee” means any current or former employee, consultant, independent contractor providing personal services, or director of the Company.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, or other agreement, contract or understanding between the Company and any Employee.

“Environmental Laws” means all Laws (including all agreements with any Governmental Entity) relating to the protection or preservation of human health, safety or the environment, including, without limitation:  (a) all Laws that control, govern, limit, prohibit, regulate or otherwise relate to any hazardous materials or substances; (b) all Laws relating to the protection or preservation of occupational health and safety; and (c) all Laws relating to the labeling, notice or disclosure of hazardous materials or substances.  Without limiting the generality of the foregoing, the term Environmental Laws includes, without limitation, each of the following statutes and the regulations promulgated thereunder, as well all similar state, local or foreign Laws, each including all implementing Laws and legal requirements and as may be amended from time to time:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Solid Waste Disposal Act, as amended by the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration, or any successor organization.

“Fully Diluted Share Amount” means the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time in accordance with the Certificate of Incorporation immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person, the indebtedness (including unpaid interest, fees, expenses, prepayment charges or premium thereon), without duplication, (i) in respect of borrowed money or for the deferred purchase price of products or services; (ii) as may be evidenced by any note, bond, debenture or other debt security; (iii) to be owed under conditional sale or other title retention agreements; (iv) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (v) all obligations arising out of any financial hedging, swap or other similar arrangement; (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP; and (vi) guarantees of obligations of the type described above.  For the avoidance of doubt, “Indebtedness” of the Company shall not include any accounts payable of the Company incurred in the ordinary course of business or the Company’s research funding or any other obligations under the [***] License Agreement.

“Intellectual Property” means intellectual property rights in any jurisdiction, including, without limitation, all (i) trademarks including but not limited to service marks, logos, trade dress, distinguishing guises, trade names and similar indicators of origin, whether registered or not, and all goodwill associated therewith; (ii) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all inventions disclosed therein, and all rights therein provided under international treaties and conventions; (iii) design patents and industrial designs, whether registered or not; (iv) mask works, circuit lay-out designs and integrated circuit topographies, whether registered or not; (v) trade secrets;  (vi) copyrights in writings, designs, computer software and other works, whether registered or not; (vii) domain names; (viii) applications and registrations pertaining to any of the foregoing; (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (x) any other intellectual proprietary rights now known or hereafter recognized in any jurisdiction.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement by and among the Company and the other parties thereto dated as of January 30, 2016.

“IRS” means the United States Internal Revenue Service.

“Key Stockholder” means the stockholder identified on Exhibit I hereto.

“knowledge of the Company” and “the Company’s knowledge” mean [***].

“Law” means any code, decree, directive, guidance, injunction, judgment, law, regulation, rule, statute, treaty or requirement of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person any nature (including any unknown, undisclosed, unasserted, or contingent), regardless of whether such indebtedness, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Liens” means liens, pledges, mortgages, security interests, charges, encumbrances, or other restriction or encumbrance of any kind or character whatsoever.

“Losses” means all losses, liabilities, damages, penalties, fines, costs, amounts paid in settlement, Taxes, losses, expenses and fees (including reasonably foreseeable consequential and special damages and legal fees and expenses in connection therewith, but excluding punitive damages other than punitive damages awarded in respect of any Third Party Claim).

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority(ies) in a jurisdiction necessary for the manufacture, use, storage, import, marketing and sale of the Product in such jurisdiction.  For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Marketing Approval Application” means an BLA, or any equivalent application in a Major European Market, requesting approval for the marketing of a product in such country or regulatory jurisdiction that is filed with the relevant Regulatory Authority in such country or regulatory jurisdiction, including a marketing authorization application filed with the EMA.

“Merger Consideration” means (i) the Closing Merger Consideration, plus (ii) the Closing Adjustment Surplus Amount, plus (iii) the Milestone Consideration, in each case, if, as and when payable (or issuable) and without interest.

“Merger Shares” means the Closing Merger Shares and, if applicable, the Milestone Consideration Shares.

“Milestone Consideration” means all Milestone Payments required to be made by Parent to the Stockholders under Section 1.08.

“Milestone Consideration Shares” means all shares of Parent Common Stock determined by Parent to be issued to satisfy all or a portion of the Milestone Consideration owed by Parent to the Stockholders hereunder, if applicable.

“Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Non-Accredited Investor” means any Stockholder who is not an Accredited Investor.

“Organizational Documents” means, with respect to the Company, the Bylaws of the Company, as amended, and the Certificate of Incorporation.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent (or comparable equity securities of an acquirer of, or successor-in-interest to, Parent).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in [***].

“Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Company’s Leased Real Property which are not violated by the current use and operation of the Company’s Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company’s Leased Real Property which do not materially impair the occupancy or use of the Company’s Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) liens on goods in transit incurred pursuant to documentary letters of credit; and (vii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

“Per Share Consideration” means the Merger Consideration divided by the Fully Diluted Share Amount.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company for a Pre-Closing Tax Period; provided, however, that in no event shall any of (i) Taxes attributable to a breach by Parent of its obligations under this Agreement, (ii) Taxes to the extent taken into account as Unpaid Company Transaction Expenses or Closing Date Indebtedness, (iii) Taxes for which the Company has liability solely as a result of (x) being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) where the Company became a member as a result of or after Closing or (y) one or more other circumstances described in any of clauses (i) through (vi), (iv) Taxes for which the Company has liability solely as a result of (x) the Company’s status as a transferee or successor or by operation of law, where the Company’s status as a transferee or successor, or such other status as results in the imposition of liability on the Company by operation of law, did not arise prior to the Closing or (y) one or more other circumstances described in any of clauses (i) through (v), or (v) Taxes for which the Company has liability solely as a result of (x) a contract, where the contract was not entered into prior to Closing or (y) one or more other circumstances described in any of clauses (i) through (v), be treated as “Pre-Closing Taxes.”  For purposes of the foregoing, any Property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing or disposed of during such Straddle Period, shall be allocated on a per diem basis.

“Pro Rata Percentage” means, with respect to any Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate amount of Merger Consideration then received by such Stockholder divided by the aggregate amount of Merger Consideration then received by all such Stockholders.

“Property Taxes” means all real, personal and intangible property Taxes and similar ad valorem Taxes.

“Registration Statement” means a registration statement under the Securities Act, including a registration statement on Form S-1, S-3, S-4 or applicable successor form, including an automatic shelf registration statement, filed by Parent, and any amendments or supplements thereto (whether prior to or after the effective date thereof).

“Regulatory Authority” means the Governmental Entity in each country or regulatory jurisdiction with the authority to grant Marketing Approvals, including the FDA and EMA.

“Related Agreements” means the Joinder Agreements, the Services Agreement, the Non-Competition Agreement, and the Certificate of Merger.

“Representative” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Stockholder” means a Company Common Stockholder or a Company Preferred Stockholder.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company with a par value of $0.0001 per share.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Standard Software” means non-customized Software that (i) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products of the Company; and (iii) is generally available on standard terms for either (A) annual payments by the Company of $25,000 or less or (B) aggregate payments by the Company of $25,000 or less.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Stockholders Representative Holdback Amount” means [***].

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tax” or “Taxes” means (i) any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts, whether disputed or not, imposed with respect thereto) imposed by any Governmental Entity, including net income, capital gains, estimated income, gross income, gross receipts, profits, business, license, occupation, franchise, capital stock, property (real, tangible or intangible), sales, use, ad valorem, transfer, value added, registration, escheat, employment or unemployment, social security, health, payroll, disability, severance, alternative or add-on minimum, customs, excise, stamp, environmental, windfall profit, commercial rent or withholding taxes, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement)  for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract or operation of Law.

“Tax Returns” means any return, report, statement, information return or other document (including schedules, attachments or any related or supporting information and amendments) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Expenses” means (i) the fees and disbursements payable by the Company to the Persons listed on Section 2.23 of the Company Disclosure Schedules; (ii) the fees and disbursements payable to legal counsel, accountants, bankers and/or financial advisors of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (iii) all change of control, sale bonus and other similar payments payable by the Company to any Person in connection with the transactions contemplated by this Agreement; and (iv) all other third party out of pocket fees and expenses, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement; provided, for the avoidance of doubt, that (i) in no event shall Transaction Expenses include the employer portion of any payroll Taxes, employment or similar Taxes associated with the Services Agreement or the Non-Competition Agreement; and (ii) no fees and expenses shall be double counted when calculating Transaction Expenses.

[***]

“[***] License Amendment” means that certain Amendment No.2 to the License and Sponsored Research Agreement effective as of April 8, 2016 by and between [***] and the Company.

“[***] License Agreement” means the License and Sponsored Research Agreement dated as of October 1, 2014 by and between [***] and the Company, as amended.

“Unpaid Company Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by the Company in Cash on or prior to the Closing Date and have, accordingly, not reduced the Closing Cash.

10.02                 Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)                                 Successor Laws.  Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

10.03                 Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Aggregate Expense Safe Harbor Amount	1.08(d)(ii)
Agreement	Preface
Black Out Period	5.03(h)
Annual Net Sales	1.08(a)(i)
Cancelled Shares	1.05(c)
Certificate	1.06(c)
Certificate of Merger	1.01(b)
Client Communications	9.02
Closing	1.02
Closing Adjustment Shortfall Amount	1.13(d)
Closing Adjustment Surplus Amount	1.13(d)
Closing Date	1.02
Closing Payment Certificate	1.11
Closing Statement	1.12(a)
Code Section 338 Election	5.07(a)
Commercially Reasonable Efforts	1.08(a)(ii)
Company	Preface
Company Bank Accounts	2.23
Company Indemnification Provisions	5.01(a)
Company Products	2.21(a)
Compound	1.08(a)(iv)
D&O Indemnified Parties	5.01(a)
D&O Policy	5.01(b)
Deductible	7.04(a)
DGCL	1.01(a)
Disposal Transaction	1.08(g)
Dispute Notice	1.12(b)
Dissenting Share	1.09
Dissenting Stockholder	1.09
Effective Time	1.01(b)
Efforts Period	1.08(a)(v)
Enforceability Exceptions	2.03(d)
Estimated Closing Cash	1.11
Estimated Closing Date Indebtedness	1.11
Estimated Unpaid Company Transaction Expenses	1.11

Term	Section No.
Exchange Agent	1.06(a)
FDCA	2.21(a)
Field	1.08(a)(vi)
Filing	1.08(a)(vii)
Final Adjustment Amount	1.13(d)
Financial Statements	2.05(a)
First Approval Milestone	1.08(b)(i)(4)
First Clinical Milestone	1.08(b)(i)(1)
First Commercial Milestone	1.08(b)(ii)(1)
Indemnitee	7.05(a)
Indemnitor	7.05(a)
Indemnification Claim Notice	7.05(a)
Indemnification Claim Objection Notice	7.05(b)
Independent Accountant	1.12(b)
Information Statement	4.04(a)
Initiated	1.08(a)(vii)
Investor Questionnaire	4.07
Joinder Agreements	Preface
Latest Balance Sheet	2.05(a)
Leased Real Property	2.07(a)
Letter of Transmittal	1.06(d)
License Discussions	1.08(f)(ii)
Lock-up Agreement	1.06(d)
Major European Market	1.08(a)(ix)
Material Contracts	2.09(a)
Merger	1.01(a)
Merger Sub	Preface
Milestone	1.08(b)
Milestone Abandonment Notice	1.08(f)(i)
Milestone Notice	1.08(c)(ii)
Milestone Payment	1.08(b)
Milestone Report	1.08(e)
Net Sales	1.08(a)(ix)
Non-Competition Agreement	Preface
Order	2.11(a)
Outside Date	8.01(d)
Parent	Preface
Parent Financial Statements	3.07(b)
Parent Indemnified Parties	7.02
Parent SEC Documents	3.07(a)
Parent Senior Management	1.08(a)(xi)
Parent Stock Value	1.08(a)(xii)
Parties	Preface
Permits	2.15(c)
Phase II Clinical Trial	1.08(a)(xii)
Phase III Clinical Trial	1.08(a)(xiii)
Phase II Milestone	1.08(b)(i)(2)

Term	Section No.
Phase III Milestone	1.08(b)(i)(3)
Prior Art	2.10(e)
Product	1.08(a)(xv)
Product Transferee	1.08(a)(xvi)
Proprietary Software	2.10(j)
Prospectus Supplement	5.03(a)
Registered Intellectual Property	2.10(a)
Sale Transaction	4.03
Second Approval Milestone	1.08(b)(i)(5)
Second Commercial Milestone	1.08(b)(ii)(2)
Securities Act	2.04(b)
Services Agreement	Preface
Stockholder Indemnified Parties	7.03
Stockholders Representative	Preface
Stockholder Consent	Preface
Stockholder Written Consent	Preface
Surviving Corporation	1.01(a)
Third Commercial Milestone	1.08(b)(ii)(3)
Third-Party Claim	7.06(a)
Third Party Payments	1.08(c)(iv)(1)
Transaction Dispute	9.02
Transfer Taxes	5.07(f)
[***] Milestone Payment	1.08(c)(iv)(2)
Valid Claim	1.08(xvii)

ARTICLE XI

MISCELLANEOUS

11.01                 Press Releases and Communications.  No Party hereto shall issue any press release or make any public announcement primarily relating to this Agreement or the transactions contemplated hereby, except for any press release or public announcement as agreed to by Parent and the Stockholders Representative or as otherwise may be required by Law, court process or applicable stock exchange rules and regulations.

11.02                 Expenses.  Except as otherwise expressly provided herein, each of the Company, the Stockholders, Parent, Merger Sub and the Stockholders Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

11.03                 Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

Notices to Parent, Surviving Corporation and/or Merger Sub:

Amicus Therapeutics, Inc.

1 Cedar Brook Drive

Cranbury, NJ 08512

Attn:  General Counsel

Facsimile No.:  (609) 662-2001

Email: erosenberg@amicusrx.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.:

12235 El Camino Real, Suite 200

San Diego, CA 92130

Attention:  Miranda Biven and Jason Skolnik

Facsimile No.:  (858) 350-2399

Email: mbiven@wsgr.com and jskolnik@wsgr.com

Notices to the Stockholders Representative:

MM Stockholders Representative LLC

[***]

Attn:  Manager

Facsimile No.: 646-688-3401

Email: mikjas@optonline.net

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey  07068

Attn:  Alan Wovsaniker, Esq. and Michael J. Reinhardt, Esq.

Facsimile No.:  973-597-2400

Email: awovsaniker@lowenstein.com and mreinhardt@lowenstein.com

Notices to the Company (before the Closing):

MiaMed, Inc.

641 Lexington Avenue

New York, New York 10022

Attention:  Chief Executive Officer

Facsimile: 646-688-3401

Email: mikjas@optonline.net

with copies to (before the Closing) (which shall not constitute notice):

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey  07068

Attn:  Alan Wovsaniker and Michael J. Reinhardt

Facsimile No.:  973-597-2400

Email: awovsaniker@lowenstein.com and mreinhardt@lowenstein.com

11.04                 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and its successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning Parties; except that Parent may assign this Agreement and its rights and obligations hereunder to (a) a successor to all or substantially all of Parent’s business or assets, whether by way of merger, sale of equity, sale of assets or other transaction (or series of related transactions), (b) an Affiliate of Parent so long as Parent remains liable for its obligations under this Agreement, and (c) Parent’s and/or its Affiliate’s lender(s) under its and/or its Affiliate’s financing arrangement as part of a collateral assignment.

11.05                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.06                 Interpretation.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)                                  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)                                 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)                                   The use of the word “or” shall not be exclusive.

(g)                                  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h)                                 A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i)                                     Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(j)                                    A document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Parent to the extent that such document has been (i) made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement or (ii) delivered to Parent or its Representatives via electronic mail, in each case, no later than one (1) Business Day prior to the date hereof.

(k)                                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

11.07                 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Company Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Company Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Company Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.08                 Amendment and Waiver.  Any provision of this Agreement or the Company Disclosure Schedules hereto may be amended or waived only in a writing signed by Parent, the Company (or the Surviving Corporation following the Closing) and the Stockholders Representative; provided, however, that after the receipt of the Stockholder Consent, no amendment to this Agreement shall be made which by Law requires further approval by the Stockholders without such further approval by such Stockholders.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09                 Complete Agreement.  This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

11.10                 Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and its successors and assigns.  Section 5.01 shall be enforceable by the D&O Indemnified Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that the Stockholders Representative shall have the right, but not the obligation, to enforce any rights of the Stockholders under this Agreement.

11.11                 Waiver of Trial by Jury.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.12                 Delivery by Facsimile or Email.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

11.13                 Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

11.14                 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.15                 Jurisdiction.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively by the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.03 shall be deemed effective service of process on such Party.

11.16                 Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

11.17                 Specific Performance.  Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

MIAMED, INC.

By:	/s/ Michael Jasulavic

Name:	Michael Jasulavic

Its:	Chief Executive Officer

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley

Name:	John F. Crowley

Its:	Chairman and Chief Executive Officer

MINERVAS MERGER SUB, INC.

By:	/s/ Dipal Doshi

Name:	Dipal Doshi

Its:	President

MM STOCKHOLDERS REPRESENTATIVE LLC
solely in its capacity as the Stockholders Representative

By:	/s/ Michael Jasulavic

Name:	Michael Jasulavic

Its:	Manager

[Signature Page to Agreement and Plan of Merger]